Execution Version

FIRM GATHERING AND PROCESSING AGREEMENT

This Firm Gathering and Processing Agreement (this “Agreement”) is entered into effective as of October 14, 2015 (the “Effective Date”), by and between SN Catarina, LLC, a Delaware limited liability company (“Producer”), and Catarina Midstream, LLC, a Delaware limited liability company (“Gatherer”).  Producer and Gatherer may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Producer currently owns undivided working interests and/or Controls Products produced, or to be produced, from certain lands or oil and gas leases located in South Texas;

WHEREAS, concurrently with the execution of this Agreement, pursuant to that certain Purchase and Sale Agreement (the “PSA”), dated as of September 25, 2015 by and among Sanchez Energy Corporation, Producer and Sanchez Production Partners LP, a Delaware limited partnership (“SPP”), SPP acquired the membership interests of Gatherer, which owns certain equipment, pipelines, tanks and tangible personal property and associated leasehold and other interests and rights used for the gathering, transportation, plant separation and processing of hydrocarbons from certain wells located in Dimmit County and Webb County, Texas that are owned and/or operated by Producer and its Affiliates; and

WHEREAS, Producer desires that Gatherer provide certain gathering, transportation and processing services described in this Agreement, and Gatherer desires to provide Producer those gathering, transportation and processing services, all in accordance with the terms and conditions stated in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, Gatherer and Producer hereby agree and covenant as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ACH” means Automated Clearing House or any successor thereto.

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.  Notwithstanding anything to the contrary herein, in no event shall Gatherer, SPP or any of their subsidiaries be deemed to be an Affiliate of Producer, Sanchez Energy Corporation or any of their subsidiaries.

“Agreement” has the meaning set forth in the preamble.

“AGA” means American Gas Association.

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“ANSI” means American National Standards Institute.

“API” means American Petroleum Institute.

“Applicable Law” means, with respect to any Person, all laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, governmental approvals, licenses and permits, directives and requirements of all Governmental Authorities, including all official interpretations thereof by any such Governmental Authorities, as in effect at any time or from time to time and, in each case, applicable to or binding upon such Person.

“Assets Under Construction” has the meaning set forth in the PSA.

“Assumed Obligations” has the meaning set forth in Article 13.

“Barrel” and “Bbl” mean 42 U.S. liquid Gallons.

“BLS” has the meaning set forth in Section 5.4.

“Btu” means a British thermal unit, which is the amount of heat required to raise the temperature of one pound of pure water from fifty-nine degrees (59°) Fahrenheit to sixty degrees (60°) Fahrenheit.

“Business Day” means any Day on which the Federal Reserve member banks in Houston, Texas are open for business.

“Cash Transfer” means any Transfer of all or any portion of the assets constituting the Gathering System where the sole consideration (other than the assumption of obligations relating to such transferred Gathering System assets) takes the form of cash or cash equivalents in the Gathering System assets being transferred.

“Cash Value” means the market value (expressed in U.S. dollars) of the Gathering System assets subject to the proposed Transfer, based upon the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

“Central Prevailing Time” means Central Standard Time or Central Daylight Time in effect in Houston, Texas, as the case may be.

“CGP” means a central gathering point directly connected to the Gathering System, as such points are specified on Exhibit A hereto and any other points added from time to time and mutually agreed by the Parties.  Exhibit A shall be deemed to be amended from time to time to add additional CGPs in accordance with the terms of Section 3.8.

“Change in Law” means (i) the adoption, promulgation, repeal or modification after the Effective Date of any Applicable Law, (ii) the imposition after the Effective Date of any term or condition in connection with the issuance, renewal, extension, replacement or modification of any approval of any Governmental Authority that establishes new, additional or modified requirements for the operation of the Gathering System, (iii) the non-approval or non-renewal of any approval of any Governmental Authority, or the renewal of the same on terms more onerous for Gatherer

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than originally issued, other than as a result of Gatherer’s action or inaction in violation of Applicable Law, or (iv) any other restrictions or restraints imposed by Applicable Law after the Effective Date that were not in effect on or prior to the Effective Date; provided that, “Change in Law” shall not apply to taxes or tax laws of any kind (whether imposed by the United States, the State of Texas or any other Governmental Authority or imposed on or measured by income, gross receipts, assessed value, the provision of gathering or other services hereunder or otherwise).

“Commitment Term” means the later of the Gas Commitment Term and the Oil Commitment Term.

“Compression Fuel” means the quantity of Gas (expressed in Mcf) utilized in Gatherer’s operation of the Gathering System, including field compression facilities for fuel and other uses, including fuel equivalents and use requirements.

 “Contract Quarter” means any three-Month consecutive period starting on January 1, April 1, July 1 or October 1 that begins on or after the Effective Date during the term of this Agreement; provided that, for purposes of the Minimum Quarterly Quantity of Gas and Minimum Quarterly Quantity of Oil, (i) the first Contract Quarter shall begin on the Effective Date and end December 31, 2015 and (ii) the Contract Quarter in which the date the Gas Commitment Term or Oil Commitment Term, as applicable, ends shall end on such date.

“Contract Year” means that twelve-Month period commencing on the Effective Date and each subsequent twelve-Month period during the Term commencing on each anniversary of the Effective Date.

“Control” (including its derivatives and similar terms) means (a) with respect to any Person, possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise; provided, however, that solely having the power to act as the operator of a Person’s day-to-day commercial operations, without otherwise having the direct or indirect power to direct or cause the direction of the management and policies of such Person, shall not satisfy the foregoing definition of “Control” and (b) with respect to any Products or water, such Products or water with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit or similar agreement) to market such Products or water and Producer elects or is obligated to market such Products or water.

“COPAS” means Council of Petroleum Accountants Society.

“CPI” has the meaning set forth in Section 5.4.

“Cubic Feet” or “Cubic Foot” means the volume of Gas, corrected for water vapor, which occupies one cubic foot of space at a temperature of sixty degrees (60°) Fahrenheit and an absolute pressure of 14.73 pounds psia.

“Day” means the period of time beginning at 9:00 a.m. Central Prevailing Time on any calendar day and ending at 9:00 a.m. Central Prevailing Time on the calendar day immediately following.

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“Dedicated Acreage” means Producer’s acreage as described on Exhibit C – Part 1, attached hereto and made a part hereof, including, for the avoidance of doubt, the Dedicated Instruments.

“Dedicated Deeds” means Producer’s mineral deeds, including those mineral deeds set forth on Exhibit C – Part 2 attached hereto and made a part hereof, to the extent that such mineral deeds cover the Dedicated Acreage.

“Dedicated Instruments” means the Dedicated Deeds and the Dedicated Leases.

“Dedicated Leases” means Producer’s mineral leases, including those mineral leases set forth on Exhibit C – Part 3 attached hereto and made a part hereof, to the extent that such mineral leases cover the Dedicated Acreage.

“Dedicated Products” means, subject to Section 3.1, Producer’s Products that are produced from any well(s) located on the Dedicated Acreage.

“Default” has the meaning set forth in Section 14.1.

“Delivery Point(s)” means the points specified as “Delivery Points” on Exhibit A attached hereto and any other points that may be added from time to time and mutually agreed by the Parties.  Exhibit A shall be deemed to be amended from time to time to add additional Delivery Points in accordance with the terms of Section 3.8.

“Disconnect” has the meaning set forth in Section 17.6.

“Disputing Party” has the meaning set forth in Section 5.5.

“Disruption” has the meaning set forth in Section 3.5.

“EBB” has the meaning set forth in Section 6.1.

“Effective Date” has the meaning set forth in the preamble.

“EFM” means electronic flow measurement system.

“Election Notice” has the meaning set forth in Section 9.1(a).

“Emissions” means any gaseous, liquid, solid or other substance emitted by the Gathering System.  Emissions include, carbon dioxide, sulfur dioxide, nitrogen oxides, mercury and volatile organic material.

“Excess Gas Volume” has the meaning set forth in Section 5.2(e).

“Excess Oil Volume” has the meaning set forth in Section 5.2(b).

“Exhibit” and “Exhibits” have the meanings set forth in Section 1.3.

“Existing Commitments” has the meaning set forth in Section 3.1(a).

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“Firm” means, with respect to those obligations of a Party pursuant to this Agreement that are designated as such, that such Party may interrupt its performance without liability only to the extent its performance is prevented by an event of Force Majeure or as otherwise specifically allowed for in this Agreement (including curtailment by Gatherer pursuant to the terms of Section 3.6).

“FL&U” means the aggregate of (i) Producer’s pro rata share of Products that is lost and Products that are unaccounted for in the Gathering System; plus (ii) Producer’s share of Compression Fuel.  “FL&U” includes Products lost as a result of, but not limited to, leakage, venting or flaring, discrepancies due to meter inaccuracies or variations of temperature and/or pressure, and any Products that are unaccounted for (whether or not arising from the foregoing causes).

“Force Majeure” has the meaning set forth in Section 11.1.

“Future Projects” has the meaning set forth in Section 3.8.

“Gallon” means a United States gallon of two hundred thirty-one (231) cubic inches of liquid at sixty degrees (60º) Fahrenheit, and at the equivalent vapor pressure of the liquid.

“Gas” means natural gas produced from gas wells and gas produced in association with oil (casing head gas) from oil wells, and includes all hydrocarbons and non-hydrocarbons produced with the gas.

“Gas Commitment Term” means the first five (5) years of the Primary Term, subject to Sections 5.2(e),  5.2(f) and 5.2(g).

“Gas Deficiency Volume” has the meaning set forth in Section 5.2(f).

“Gatherer” has the meaning set forth in the preamble.

“Gatherer Group” means Gatherer, its Affiliates and each of their respective employees, officers, directors, partners, equityholders, members, managers, agents, representatives, contractors, sub-contractors, invitees and insurers; which shall not include, for the sake of clarity, a member of the Producer Group acting in its capacity as a member of the Producer Group.

“Gathering and Processing Fee” has the meaning set forth in Section 5.1.

“Gathering System” means the gathering pipeline, transportation and processing system connecting the Receipt Points to the Delivery Point(s) and providing the gathering, transportation and processing services contemplated in this Agreement, as further initially depicted and described on Exhibit D and including, for the sake of clarity, any existing or additional CGPs, Delivery Points, Receipt Points and Future Projects.

“Governmental Authority” means any legislature, court, tribunal, arbitrator or arbitral body, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision,

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governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

“GPA” means Gas Processors of America.

“Gross Heating Value” means the number of Btus produced by the combustion, on an as delivered basis and at a constant pressure, of the amount of the Gas which would occupy a volume of one (1) Cubic Foot at a temperature of sixty degrees (60°) Fahrenheit and at a pressure of fourteen and seventy-three hundredths (14.73) psia, with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state.

“Group” means Gatherer Group or Producer Group, as the context may dictate.

“Imbalance” has the meaning set forth in Section 6.6(a).

“Insolvency Event” means, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or a regulator, supervisor or similar official, in each case which is not dismissed, discharged, stayed or restrained in each case within fifteen (15) Days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, dissolution or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) Days thereafter; (viii) causes or is subject to any event with respect to it that, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (vii) above (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Maximum Daily Quantity” and “MDQ” mean, for any applicable Day, the lesser of (i) the sum of the Maximum Delivery Capacity of the Delivery Points on such Day and (ii) the sum of the Maximum Receipt Capacity of the Receipt Points on such Day.

“Maximum Delivery Capacity” means the maximum volume that Gatherer is obligated to deliver to each Delivery Point on any Day (beginning on the Effective Date), as specified in Exhibit A, as may be amended by mutual agreement of the Parties from time to time.

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“Maximum Receipt Capacity” means the maximum volume that Gatherer is obligated to receive at any Receipt Point on any Day (beginning on the Effective Date), as specified on Exhibit A, as may be amended by mutual agreement of the Parties from time to time.

“Maximum System Pressure” means the maximum pressure at each Receipt Point at which the Gathering System may be operated as may be mutually agreed to by the Parties from time to time, which may be different for different segments of the Gathering System and which, until otherwise mutually agreed to by the Parties, will be 800 psig.

“Mcf” means 1,000 Cubic Feet of Gas.

“Minimum Quarterly Quantity of Gas” means, for any Contract Quarter within the first five (5) years from the Effective Date, a quantity of Gas for such Contract Quarter as specified in Exhibit F multiplied by the number of Days in that Contract Quarter, subject to reduction as set forth in Section 3.3 and Section 11.5.

“Minimum Quarterly Quantity of Oil” means, for any Contract Quarter within the first five (5) years from the Effective Date, a quantity of Oil and Condensate for such Contract Quarter as specified in Exhibit F multiplied by the number of Days in that Contract Quarter, subject to reduction as set forth in Section 3.3 and Section 11.5.

“Month” means a period beginning at 9:00 a.m. Central Prevailing Time on the first Day of a calendar month and ending at 9:00 a.m. Central Prevailing Time on the first Day of the calendar month immediately thereafter.

“NAESB” means North American Energy Standards Board, or its successors.

“Net Delivery Quantity” means the aggregate quantity of Gas and Oil equal to the aggregate quantity of Producer’s Products, stated in Mcf or Bbl, respectively, received by Gatherer at the Receipt Points, less (i) FL&U and (ii) shrinkage attributable to Producer’s Condensate.

“Non-Disputing Party” has the meaning set forth in Section 5.5.

“Oil” means a mixture of hydrocarbons that exist in a liquid state in natural underground reservoirs and that remain liquid at atmospheric pressure after passing through mechanical separating facilities.

“Oil Commitment Term” means the first five (5) years of the Primary Term, subject to Sections 5.2(b),  5.2(c) and 5.2(d).

“Oil Deficiency Volume” has the meaning set forth in Section 5.2(c).

 “Party” or “Parties” has the meaning set forth in the preamble.

“Person” includes any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or Governmental Authority.

“Primary Term” has the meaning set forth in Section 9.1.

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“Producer” has the meaning set forth in the preamble.

“Producer Group” means Producer, its Affiliates and each of their respective employees, officers, directors, partners, equityholders, members, managers, agents, representatives, contractors, sub-contractors, invitees and insurers; which shall not include, for the sake of clarity, a member of the Gatherer Group acting in its capacity as a member of the Gatherer Group.

“Producer’s Condensate” or “Condensate” means the liquid products of oil wells and gas wells resulting from condensation of petroleum hydrocarbons recovered as a result of separation or processing in the Gathering System or as a result of Gatherer’s operations hereunder.

“Producer’s Gas” means all Gas that is: (i) owned or Controlled by Producer or its Affiliates and produced and saved from the Dedicated Acreage in accordance with the terms of this Agreement or (ii) owned or Controlled by Producer or its Affiliates and produced and saved from outside the Dedicated Acreage and delivered at the Receipt Points in accordance with the terms of this Agreement.

“Producer’s Oil” means all Oil that is: (i) owned or Controlled by Producer or its Affiliates and produced and saved from the Dedicated Acreage in accordance with the terms of this Agreement or (ii) owned or Controlled by Producer or its Affiliates and produced and saved from outside the Dedicated Acreage and delivered at the Receipt Points in accordance with the terms of this Agreement.

“Producer’s Products” or “Products” means all Oil, Gas and other hydrocarbons that are: (i) owned or Controlled by Producer or its Affiliates and produced and saved from the Dedicated Acreage in accordance with the terms of this Agreement or (ii) owned or Controlled by Producer or its Affiliates and produced and saved from outside the Dedicated Acreage and delivered at the Receipt Points in accordance with the terms of this Agreement.

“PSA” has the meaning set forth in the recitals.

“psia” means pounds per square inch absolute.

“psig” means pounds per square inch gauge.

“Quarterly Deficiency Payments” means, collectively, the Quarterly Gas Deficiency Payment and the Quarterly Oil Deficiency Payment.

“Quarterly Gas Deficiency Payment” has the meaning set forth in Section 5.2(g).

“Quarterly Oil Deficiency Payment” has the meaning set forth in Section 5.2(d).

“Receipt Point(s)” means the flange on the Gathering System at the “Receipt Points” specified on Exhibit A and any other points added from time to time and mutually agreed by the Parties or otherwise added from time to time.  Exhibit A shall be deemed to be amended from time to time to add additional Receipt Points in accordance with the terms of Section 3.8.

“Renewal Term” has the meaning set forth in Section 9.1(a).

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“Representatives” has the meaning set forth in Section 17.5.

“Right of First Refusal” has the meaning set forth in Section 9.1(b).

“Rules” has the meaning set forth in Section 15.2(a).

“Scheduled Quantity” means the quantity of Producer’s Products (expressed in Unit of Volume) to be received under this Agreement at each Receipt Point, subject to Producer’s compliance with the nomination procedures set forth in this Agreement.

“SPP” has the meaning set forth in the recitals.

“Term” has the meaning set forth in Section 9.1(a).

“Third Party Agreement” has the meaning set forth in Section 3.3.

“Transfer” has the meaning set forth in Section 9.1(b).

“Unit of Volume” means as measured by the applicable commodity increment (Mcf or Barrel).

Section 1.2    Rules of Interpretation.  All references in this Agreement to articles, sections, subsections, Exhibits and other subdivisions refer to corresponding articles, sections, subsections, Exhibits and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any articles, sections, subsections, Exhibits and subdivisions are for convenience only and will not constitute part of such articles, sections, subsections, Exhibits and subdivisions and will be disregarded in construing the language contained in such articles, sections, subsections, Exhibits and subdivisions.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  Words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  Pronouns in masculine, feminine and neuter genders will be construed to include any other gender.  This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Examples will not be construed to limit, expressly or by implication, the matter they illustrate.  The word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.  Where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be.  No consideration will be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

Section 1.3    Exhibits.  The following exhibits (collectively “Exhibits”, and each an “Exhibit”) are attached to, form part of, and are incorporated herein by reference as though contained in the body of this Agreement:

Exhibit A-Receipt Points (and CGPs); Delivery Point(s)

Exhibit B-Fees

Exhibit C – Part 1-Dedicated Acreage

Exhibit C – Part 2-Dedicated Deeds

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Exhibit C – Part 3-Dedicated Leases

Exhibit D-Gathering System

Exhibit E-Memorandum of Agreement

Exhibit F-Minimum Quarterly Quantity

Whenever any term or condition, whether express or implied, of any Exhibit conflicts with or is at variance with any term or condition of the body of this Agreement, the latter will prevail to the extent of such conflict or variance.

ARTICLE 2
GATHERER AND PRODUCER FACILITIES

Section 2.1Grant of Producer’s Land Rights.  Producer, at its sole cost and expense, shall acquire rights of way and construct, operate, and maintain such facilities upstream of the Receipt Points as are necessary for Producer to deliver Producer’s Products to Gatherer in accordance with this Agreement.  Producer hereby grants to Gatherer or its designee, pursuant and subject to the terms and conditions of the Dedicated Leases, and otherwise insofar as Producer has the legal right to do so without the incurrence of additional expense, the non-exclusive right of ingress and egress over, across and under all lands and leaseholds or premises of Producer, for the construction, maintenance and operation of pipelines and other facilities necessary or convenient for the gathering, compression, separation, processing and redelivery of Producer’s Products under this Agreement including, for the sake of clarity, any repair, replacement or expansion of the Gathering System.  The preceding shall in no way act as a limitation or exception to the representations and warranties made by Producer in the PSA in Articles III and IV or the indemnities with respect to a breach thereof.  Producer shall use commercially reasonable efforts to maintain in force and effect the underlying agreements (such as the Dedicated Leases and any other lease, easement or surface use agreement) that the rights granted pursuant to the second sentence of this Section 2.1 are based upon.  Such rights shall terminate without liability to Producer if Producer, acting in a commercially reasonable manner, loses its rights to the applicable property.  All operations conducted by Gatherer on such lands and leaseholds shall be carried out in a manner that does not materially interfere with the operations of Producer and shall be conducted in accordance with standards customary in the industry and in compliance with the terms and conditions of applicable underlying agreements (such as any lease, easement or surface use agreement) with respect to its operations and all Applicable Laws.  EACH PARTY AGREES TO INDEMNIFY, DEFEND, AND HOLD THE OTHER PARTY’S GROUP harmless FROM AND AGAINST ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability, including court costs and reasonable attorneys’ fees, INJURY TO AND DEATH OF PERSONS, PROPERTY DAMAGE CLAIMS, OR PENALTIES FOR ENVIRONMENTAL DAMAGE, POLLUTION AND CONTAMINATION) ARISING OUT OF, RESULTING FROM OR RELATING TO (1) THE ACTS OR OMISSIONS OF A MEMBER OF THE FIRST PARTY’S GROUP IN CONNECTION WITH SUCH PERSON’S USE OF THE RIGHTS, or failure to comply with the obligations, SET FORTH IN THIS SECTION 2.1 OR THE DEDICATED INSTRUMENTS, EXCEPT TO THE EXTENT THAT ANY OF THE ABOVE IN THIS SENTENCE ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE INDEMNIFIED PARTY’S GROUP AND (2) SUBJECT TO THE TERMS AND

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CONDITIONS OF ANY SUBSEQUENT SIGNED AGREEMENT BETWEEN OR AMONG THE PARTIES AND/OR THEIR AFFILIATES ADDRESSING SUCH MATTERS, AND WITHOUT DUPLICATION, LIMITATION OR EXPANSION OF THE OTHER INDEMNITIES PROVIDED FOR IN THIS AGREEMENT, THE ACTS OR OMISSIONS OF A MEMBER OF THE FIRST PARTY’S GROUP FOR WHICH THE OTHER PARTY MAY BE LIABLE SOLELY BY VIRTUE OF ANY PROVISION IN THE DEDICATED INSTRUMENTS PURSUANT TO WHICH SUCH OTHER PARTY MAY BE JOINTLY AND SEVERALLY LIABLE FOR THE ACTS OR OMISSIONS OF A MEMBER OF THE FIRST PARTY’S GROUP.

Section 2.2Producer’s Dedication.  Producer exclusively dedicates and commits the Dedicated Acreage to this Agreement and to deliver to Gatherer under this Agreement, as and when produced, (a) all of the Dedicated Products and water owned by Producer and (b) all of the third party Gas, Oil and water under the Control of Producer, in each case produced during the Term from the Dedicated Acreage.

Section 2.3Producer’s Reservations.  Producer reserves for itself the following rights:

(a)to operate (or cause to be operated) wells producing Producer’s Products in its sole discretion, including the right (but not the obligation) to drill new wells, repair and rework old wells, temporarily shut in wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, and to cease production from or abandon any well or surrender any such oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;

(b)to use Producer’s Gas for lease operations (including reservoir pressure maintenance) and water treatment facility operations relating to the lands within the Dedicated Acreage;

(c)to deliver such Producer’s Products or furnish such Producer’s Products to Producer’s lessors and holders of other burdens on production existing on the Effective Date with respect to such Producer’s Products as is required to satisfy the terms of the applicable oil and gas leases or other applicable instruments existing on the Effective Date;

(d)until the applicable Gathering System facilities are completed and ready for service with respect to a well or planned well, to temporarily connect wells or planned wells into other gathering systems; provided that such reservation shall be terminated as of the first Day of the next succeeding Month once such Gathering System facilities are completed and ready for service;

(e)to pool, communitize or unitize Producer’s interests with respect to Producer’s Products; provided that Producer’s share of Producer’s Products produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement; and

(f)to retain all liquids separated from Producer’s Gas by the use of conventional lease separators prior to delivery of Producer’s Gas to Gatherer at the Receipt Points, provided that Producer will not be permitted to remove or recover hydrocarbons from Producer’s Gas other than through the use of conventional mechanical gas/oil field separators.

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Section 2.4Downstream Arrangements.  Producer shall, at its sole cost and expense throughout the term of this Agreement, secure adequate, uninterruptible transportation capacity and make appropriate arrangements to dispose of its Products downstream of the Delivery Point(s) in sufficient quantities to allow Gatherer to receive and deliver an amount of Producer’s Products each Day equal to the lesser of the MDQ and the amount of Producer’s Products actually delivered on the applicable Day.  Gatherer will reasonably cooperate with Producer in disposing of the Products downstream and in meeting the MDQ for each Day, but will not be required to pay any out-of-pocket costs or expenses with respect to such cooperation.

Section 2.5Memorandum.  Contemporaneously with the execution of this Agreement and from time to time during the Term, the Parties will execute, acknowledge, deliver and record a “short form” memorandum of this Agreement substantially in the form of Exhibit E identifying the Dedicated Acreage and identifying the lands, leases and wells within the Dedicated Acreage in which Producer and its Affiliates own interests, which Producer will file of record in the real property records of each county that contains Dedicated Acreage.

Section 2.6Covenant Running with the Land.  Subject to the provisions of Section 2.3 and Article 13, the dedication and commitment made by Producer under this Agreement is a covenant running with the Dedicated Acreage.  For the avoidance of doubt, except as set forth in Article 13, (a) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Acreage, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be expressly subject to this Agreement and (b) in the event Gatherer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Gathering System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be expressly subject to this Agreement.

ARTICLE 3
RIGHTS AND OBLIGATIONS

Section 3.1Producer’s Obligations.  Subject to the terms and conditions of this Agreement, as of the Effective Date, Producer’s obligations are as follows:

(a)to tender for delivery to Gatherer at the Receipt Points 100% of the Dedicated Products, which Producer hereby represents and warrants that it or its Affiliates own or have the right to deliver to Gatherer hereunder; provided,  that, to the extent any lands or leases now owned or hereafter acquired by Producer in the Dedicated Acreage are subject to binding contractual commitments to deliver to others to the exclusion of, or prior to delivery to, Gatherer that exist as of the Effective Date (such commitments are set forth on Schedule 3.1) or bind lands or leases that are hereafter acquired by Producer prior to Producer’s acquisition of such lands and leases (the “Existing Commitments”), such lands and leases shall be excluded from the commitment hereunder until the end of the then-current term of such Existing Commitment (excluding any subsequent “evergreen” or “renewal” terms, with the express understanding that Producer shall use reasonable efforts to give timely notice to terminate any such Existing Commitment prior to commencement of any “evergreen” or “renewal” term), at which time Producer’s Products

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previously subject to such Existing Commitments shall be dedicated pursuant to this Section 3.1(a);

(b)in accordance with the terms of Section 5.2, to deliver to Gatherer at the Receipt Points a cumulative minimum volume of Producer’s Products in each Contract Quarter equal to no less than the Minimum Quarterly Quantity of Oil and the Minimum Quarterly Quantity of Gas;

(c)subject to Section 3.8(a), to construct and operate any facility necessary to deliver Producer’s Products and water to the Receipt Points; and

(d)not to deliver any Dedicated Products to any other gatherer, purchaser or marketer or other Person prior to delivery to Gatherer at the Receipt Points.

Except through the Gathering and Processing Fee or as otherwise expressly provided for in this Agreement (including in Section 3.8), Producer shall have no responsibility for the cost of the Gathering System or any facilities constructed or to be constructed by Gatherer.

Section 3.2Gatherer’s Obligations.  Subject to the terms and conditions of this Agreement, as of the Effective Date, Gatherer’s obligations, which Gatherer will perform in a good and workmanlike manner in accordance with standards customary in the industry and in material compliance with Applicable Law, are as follows:

(a)subject to Section 3.8(a), to construct, install, own, operate, maintain, repair, restore, replace, reconstruct and remediate, at Gatherer’s sole cost, risk and expense, the Gathering System, including the facilities necessary to provide the gathering, transportation and processing services contemplated in this Agreement (except as expressly provided for in this Agreement);

(b)subject to Section 3.4, to receive and gather at the Receipt Points the quantity of Producer’s Products and water tendered by Producer and separate, compress, process and stabilize such Producer’s Products prior to delivery at the Delivery Point(s) to the standards set forth in this Agreement (including Section 10.3);

(c)subject to Section 3.4, to deliver the Net Delivery Quantity to the Delivery Point(s); provided that on and after the Effective Date, Gatherer shall provide Firm services to deliver (x) Producer’s Dedicated Products to the Delivery Points and (y) Producer’s Products not constituting Dedicated Products to the Delivery Points up to the MDQ in the aggregate;

(d)to provide storage capacity, for any Month, for Producer’s Condensate and water in an amount equal to the amount of Producer’s Condensate and water collected by Gatherer in the operation of the Gathering System; and

(e)notwithstanding anything herein to the contrary, Gatherer shall not be required to accept, gather, treat or process any Producer’s Products to the extent such acceptance, gathering, treatment or processing would violate the terms of the Dedicated Instruments or any other agreement directly relating to Gatherer’s rights to own, maintain, and/or operate the Gathering System.

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Section 3.3Option to Reduce Minimum Quarterly Quantity.  Subject to the compliance with the terms of the Dedicated Instruments, Gatherer may enter into gathering, transportation and processing agreements with Persons other than the Producer to provide firm gathering, transportation and processing services on the Gathering System with prior written consent from Producer (each, a “Third Party Agreement”), but may not provide services on the Gathering System to such Persons otherwise. Gatherer shall notify Producer in writing of the Third Party Agreements and the proposed firm volume commitment and Producer shall have a one-time option (which option must be exercised by delivering a written notice thereof to Gatherer within thirty (30) Days of Producer’s receipt of notice of the Third Party Agreement) to reduce the Minimum Quarterly Quantity of Oil or the Minimum Quarterly Quantity of Gas, as applicable, by any volume not to exceed the firm volume commitment described in the Third Party Agreement; provided that in such event the MDQ shall be reduced on a volumetric basis, by Product, in an amount equal to the amount of capacity provided by the new Third Party Agreement and such election by Producer shall become effective only upon the date of first receipt of hydrocarbons under the applicable fully executed Third Party Agreement and shall last only for so long as such Third Party Agreement remains in full force and effect.

Section 3.4Volume and Dedicated Acreage Limitations.  Notwithstanding anything to the contrary, Gatherer’s obligation to (a) receive, gather, separate and compress Producer’s Products and water as provided for in this Agreement will not exceed the Maximum Receipt Capacity for the applicable Receipt Point(s) and (b) process, stabilize and deliver Producer’s Products as provided for in this Agreement will not exceed the Maximum Delivery Capacity for the applicable Delivery Point(s).  Gatherer shall have no obligation to provide any of the services set forth in this Agreement with respect to Producer’s Products or water produced and saved from outside the Dedicated Acreage unless and until Gatherer secures all rights incident to Gatherer’s provision of the services hereunder with respect to such Producer’s Products and water produced and saved from outside the Dedicated Acreage on terms acceptable to Gatherer in its sole discretion.

Section 3.5Gathering System Interruptions.   Producer’s Products entitled to Firm service may be, from time to time, interrupted, curtailed, or disrupted (herein, a “Disruption”) to the extent reasonably necessary (as determined by Gatherer acting in its reasonable discretion) for any of the following reasons: (i) safe operation of the Gathering System, (ii) an ongoing event of Force Majeure affecting Gatherer, (iii) subject to the Gatherer’s compliance with the other terms and conditions of this Agreement, the inability of a Delivery Point to receive Producer’s Products, and (iv) upon reasonable advance notice to Producer, maintenance, expansions or modifications of the Gathering System from time to time, provided that with respect to this item Gatherer will reasonably cooperate with Producer to minimize adverse effects due to such work. In the event of a Disruption, Gatherer will give Producer prompt notice with reasonable detail of the reason for the Disruption and a good faith estimate of the duration and extent of such Disruption.  In such event Gatherer shall not be in breach or default of its obligations under this Agreement and shall have no liability to Producer in connection with or resulting from any such curtailment; provided,  however, that Gatherer shall, at Producer’s request, release from dedication under this Agreement all of Producer’s volumes interrupted or curtailed as the result of such Disruption.  When Gatherer reestablishes Producer’s Firm service as to such volumes interrupted or curtailed by a Disruption,

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Gatherer shall give Producer notice of such fact and Producer shall recommence deliveries to Gatherer of the volumes that would have otherwise been released from dedication as a result of such Disruption on the first Day of the Month following the receipt of such notice and all such volumes shall again be subject to this Agreement.  For the avoidance of doubt, a Disruption pursuant to Section 3.5(iii) shall not excuse Producer’s payment obligations with respect to the Minimum Quarterly Quantity of Oil and the Minimum Quarterly Quantity of Gas and Quarterly Deficiency Payments (subject to, for the sake of clarity, Sections 5.2(c) and (f)).

Section 3.6Curtailment with Regard to Governmental Orders.  The Parties intend and agree that all services hereunder with respect to Producer’s Products and water provided to Producer shall be provided with the priority specified in Section 3.2(c), and that Producer has a Firm call upon the capacity of the Gathering System for service to Producer for its Products and water for the Term.  Notwithstanding the foregoing, in the event any Governmental Authority issues an order requiring Gatherer to allocate capacity to another shipper, Gatherer shall only curtail receipts of Producer’s Products and water entitled to Firm service (which curtailment shall be done in accordance with this Section 3.6) to the extent necessary to allocate such capacity to such other shipper.  In such event Gatherer shall not be in breach or default of its obligations under this Agreement and shall have no liability to Producer in connection with or resulting from any such curtailment; provided,  however, that Gatherer shall, at Producer’s request, release from dedication under this Agreement all of Producer’s volumes interrupted or curtailed as the result of such allocation.  When Gatherer reestablishes Producer’s Firm service as to such volumes interrupted or curtailed by such events, Gatherer shall give Producer notice of such fact and Producer shall recommence deliveries to Gatherer of the volumes that would have otherwise been released from dedication as a result of such curtailment on the first Day of the Month following the receipt of such notice and all such volumes shall again be subject to this Agreement.

Section 3.7Commingling.  Producer’s Product received by Gatherer under this Agreement will constitute part of the supply of “Products” from all sources in the Gathering System, and Gatherer has the right to commingle Producer’s Products with other “Products,” to deliver molecules different from those received from Producer and to handle the molecules received from Producer and others in any manner; provided that any such other “Products” shall meet or exceed the specifications set forth in Article 10.

Section 3.8Future Projects.

(a)From time to time, Producer may propose to construct additional facilities or any other additions (including connecting additional wells), improvements or appurtenances relating to the Gathering System (including, but not limited to, additional CGPs, additional Delivery Points, additional Receipt Points, pipelines, tanks, separators, flanges, meters, etc., but not including the Assets Under Construction, “Future Projects”).  Gatherer shall have the right to approve any Future Project in its commercially reasonable discretion.  Unless otherwise mutually agreed by the Parties and subject to Gatherer’s approval right, (i) Producer shall always have the option to undertake and construct (in reasonable cooperation with Gatherer) a Future Project at its sole cost and expense and (ii) if, in Gatherer’s commercially reasonable discretion, a Future Project would permit the Maximum Daily Quantity to be increased, the Parties shall negotiate in good faith the division of costs, expenses and responsibilities for such Future Project and the amount of the increase in the Maximum Daily Quantity; provided that if such negotiations do not result in an

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agreement within a reasonable period of time, then the Parties may agree that volumes in excess of the Maximum Daily Quantity that would have otherwise been able to be handled by the Gathering System from such Future Project (as reasonably determined by Producer) shall be released and no longer be considered part of the Dedicated Products.  If such volumes are released, Producer shall construct such Future Project (which will not utilize any part of the Gathering System) at Producer’s sole cost and expense.

(b)Gatherer hereby grants to Producer or its designee,  insofar as Gatherer has the legal right to do so without the incurrence of additional expense, the non-exclusive right of ingress and egress over, across and under all lands and leaseholds or premises of Gatherer, and to the Gathering System, for the construction and, as applicable, operation of Future Projects and the Assets Under Construction.  All operations conducted by Producer with respect to Future Projects shall be carried out in a manner that does not, without the prior consent of Gatherer (which shall not be unreasonably withheld, conditioned or delayed), interfere with any operations of the Gathering System and shall be conducted in accordance with standards customary in the industry with respect to its operations and all Applicable Laws.  PRODUCER AGREES TO INDEMNIFY, DEFEND, AND HOLD GATHERER GROUP harmless FROM AND AGAINST ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability, including court costs and reasonable attorneys’ fees, INJURY TO AND DEATH OF PERSONS, PROPERTY DAMAGE CLAIMS, OR PENALTIES FOR ENVIRONMENTAL DAMAGE, POLLUTION AND CONTAMINATION) ARISING OUT OF, RESULTING FROM OR RELATING TO THE ACTS OR OMISSIONS OF A MEMBER OF THE PRODUCER GROUP IN CONNECTION WITH SUCH PERSON’S USE OF THE RIGHTS, or failure to comply with the obligations, SET FORTH IN THIS SECTION 3.8(B),  EXCEPT TO THE EXTENT THAT ANY OF THE ABOVE IN THIS SENTENCE ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE GATHERER GROUP.  Notwithstanding the preceding, Gatherer shall not be required to move any gathering lines, pipelines or other equipment or facilities in order to accommodate Producer with respect to the preceding.

Section 3.9Amendment of Dedicated Instruments.  The Parties acknowledge and agree that Producer may, at its discretion, amend any Dedicated Instrument from time to time in any manner; provided that, Producer may not amend any Dedicated Instrument in any manner which would be reasonably expected to impose additional material costs upon Gatherer or otherwise materially affect Gatherer in an adverse manner without Gatherer’s prior written consent (such consent to be exercised in Gatherer’s commercially reasonable discretion).

Section 3.10Producer’s Cooperation in Obtaining Easements.  Producer hereby agrees to provide Gatherer reasonable assistance in obtaining from the owners of any applicable surface interest the rights incident to Gatherer providing services under this Agreement (including, but not limited to, rights of way, easements or surface use agreements).  For the avoidance of doubt, Producer shall not be required to pay any out-of-pocket costs or expenses in connection with providing Gatherer reasonable assistance pursuant to this 0.

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ARTICLE 4
POINTS OF RECEIPT AND DELIVERY; PRESSURE

Section 4.1Receipt Points.  Subject to the terms of this Agreement, Gatherer will receive Producer’s Products and water at the Receipt Point(s).

Section 4.2Delivery Point(s).  Subject to the terms of this Agreement, Gatherer will deliver the Net Delivery Quantity to Producer or its designees at the Delivery Point(s).

Section 4.3(Intentionally left blank)

Section 4.4Delivery Pressure.  Producer will deliver Producer’s Products to Gatherer at the Receipt Points at a pressure sufficient to enter the Gathering System against the actual operating pressure, as the same may vary from time to time, but not to exceed Gatherer’s Maximum System Pressure.  Gatherer will use commercially reasonable efforts to maintain the pressure in the Gathering System at or below 800 psig or such other pressure as may be mutually agreed to by the Parties.   Notwithstanding anything herein to the contrary, Producer will not be obligated to compress Producer’s Products in order to effectuate delivery of Producer’s Products to Gatherer.

Section 4.5Redelivery Pressure.  Gatherer will deliver Producer’s Products at each Delivery Point at a pressure sufficient to permit delivery into the applicable downstream transporters.

Section 4.6Rate of Flow.  Producer will use commercially reasonable efforts to balance the quantities of Producer’s Products delivered to and received from the Gathering System and, if necessary, make adjustments to the rate of Products production or nominations to balance such receipts and deliveries.  The Parties will use commercially reasonable efforts to receive and deliver the Scheduled Quantity at a uniform hourly rate of flow determined by dividing the Scheduled Quantity by 24.  Gatherer shall accept quantities deviating from the uniform hourly rate of flow unless and to the extent Gatherer is unable, in using commercially reasonable efforts, to accept such deviation based on Gatherer’s operating conditions.

ARTICLE 5
FEES, MINIMUM QUARTERLY QUANTITY, BILLING, AND PAYMENT

Section 5.1Gathering and Processing Fee.  As consideration for the gathering, transportation and processing services performed by Gatherer under this Agreement, Producer will pay to Gatherer the gathering, transportation and processing fees as set forth on Exhibit B (the “Gathering and Processing Fee”).

Section 5.2Minimum Quarterly Quantity.

(a)During the Oil Commitment Term, Producer agrees to tender for delivery the Minimum Quarterly Quantity of Oil as specified on Exhibit F.  During the Gas Commitment Term, Producer agrees to tender for delivery the Minimum Quarterly Quantity of Gas as specified on Exhibit F.  For the avoidance of doubt, Producer’s Products which Gatherer does not accept

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pursuant to Sections 3.4,  6.4,  6.6,  8.1,  10.1 or 10.2 shall not count toward the Minimum Quarterly Quantity of Oil or the Minimum Quarterly Quantity of Gas.

(b)If, during any applicable Contract Quarter within the Oil Commitment Term, Producer ships greater than the Minimum Quarterly Quantity of Oil (“Excess Oil Volume”), such Excess Oil Volume will automatically decrease the Oil Commitment Term on a nominal volume basis, subject to the restriction that the Oil Commitment Term may never be reduced to less than four (4) years.  At the end of each Contract Quarter in which there is an Excess Oil Volume, Gatherer will provide a revised calculation of the Oil Commitment Term.

(c)If, during any applicable Contract Quarter within the Oil Commitment Term, Producer tenders less volume than the Minimum Quarterly Quantity of Oil (such volume shortfall, the “Oil Deficiency Volume”), Producer may elect to extend the Oil Commitment Term on a nominal volume basis to offset the Oil Deficiency Volume.  If such an election is made by Producer, the nominal volume basis extension may not exceed 20% of that Contract Quarter’s Minimum Quarterly Quantity of Oil, nor may the nominal volume basis extension increase the Oil Commitment Term to longer than five (5) years; provided that, with respect to Oil Deficiency Volumes which are in connection with or resulting from a Force Majeure event affecting Producer, the nominal volume basis extension shall not be limited to 20% of that Contract Quarter’s Minimum Quarterly Quantity of Oil and the nominal volume basis extension may increase the Oil Commitment Term up to, but not beyond,  December 31, 2021.  At the end of a Contract Quarter in which Producer makes such an election, Gatherer will provide a revised calculation of the Oil Commitment Term.

(d)If Producer does not elect to extend the Oil Commitment Term to offset the Oil Deficiency Volume or if the Oil Deficiency Volume cannot be fully offset under Section 5.2(c) by an extension to the Oil Commitment Term, Producer will pay Gatherer a “Quarterly Oil Deficiency Payment” equal to (i) any Oil Deficiency Volumes not offset under Section 5.2(c), multiplied by (ii) the corresponding Gathering and Processing Fee listed on Exhibit B at the time of payments under Section 5.3.

(e)If, during any applicable Contract Quarter within the Gas Commitment Term, Producer ships greater than the Minimum Quarterly Quantity of Gas (“Excess Gas Volume”), such Excess Gas Volume will automatically decrease the Gas Commitment Term on a nominal volume basis, subject to the restriction that the Gas Commitment Term may never be reduced to less than four (4) years.  At the end of each Contract Quarter in which there is an Excess Gas Volume, Gatherer will provide a revised calculation of the Gas Commitment Term.

(f)If, during any applicable Contract Quarter within the Gas Commitment Term, Producer tenders less volume than the Minimum Quarterly Quantity of Gas (such volume shortfall, the “Gas Deficiency Volume”), Producer may elect to extend the Gas Commitment Term on a nominal volume basis to offset the Gas Deficiency Volume.  If such an election is made by Producer, the nominal volume basis extension may not exceed 20% of that Contract Quarter’s Minimum Quarterly Quantity of Gas, nor may the nominal volume basis extension increase the Gas Commitment Term to longer than five (5) years; provided that, with respect to Gas Deficiency Volumes which are in connection with or resulting from a Force Majeure event affecting Producer, the nominal volume basis extension shall not be limited to 20% of that Contract Quarter’s

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Minimum Quarterly Quantity of Gas and the nominal volume basis extension may increase the Gas Commitment Term up to, but not beyond,  December 31, 2021.  At the end of a Contract Quarter in which Producer makes such an election, Gatherer will provide a revised calculation of the Gas Commitment Term.

(g)If Producer does not elect to extend the Gas Commitment Term to offset the Gas Deficiency Volume or if the Gas Deficiency Volume cannot be fully offset under Section 5.2(f) by an extension to the Gas Commitment Term, Producer will pay Gatherer a “Quarterly Gas Deficiency Payment” equal to (i) any Gas Deficiency Volumes not offset under Section 5.2(f), multiplied by (ii) the corresponding Gathering and Processing Fee listed on Exhibit B at the time of payments under Section 5.3.

Section 5.3Statements and Payments.

(a)On or before the 25th of each Month, Gatherer will tender to Producer a monthly statement showing for the preceding Month the following:

(i)the quantity of Producer’s Products and water received by Gatherer at the Receipt Points (in Mcf and Bbl);

   (ii)the Net Delivery Quantity of Producer’s Oil and Producer’s Gas delivered to each Delivery Point (in Mcf and Bbl);

  (iii)the amount of Producer’s Condensate and water recovered and removed at each Delivery Point (in Bbl);

  (iv)the Gathering and Processing Fees for such quantities transported by Gatherer;

  (v)the quantity of Producer’s Products delivered by Producer since the first Day of the current Contract Year;

 (vi)for the first invoice due after the end of each Contract Quarter, any amounts due to Gatherer for Quarterly Oil Deficiency Payments pursuant to Section 5.2(d) and Quarterly Gas Deficiency Payments pursuant to Section 5.2(g); and

 (vii)the total net amount then due to Producer or Gatherer, as the case may be, under this Agreement.

(b)All amounts owed under this Agreement not subject to a good faith dispute pursuant to Section 5.5 (other than for indemnity obligations), including any amounts for prior period adjustments, late payments and the Quarterly Deficiency Payments, if any, will be netted between the Parties on a Monthly basis.  If a Monthly statement reflects that Gatherer owes an amount to Producer, Gatherer will remit the amount due to Producer on or before the last Day of the Month in which such statement was rendered. If a Monthly statement reflects that Producer owes an amount to Gatherer, Producer will remit the amount due to Gatherer within thirty (30) Days after delivery to Producer of the monthly statement.  Payment will be by ACH or wire transfer of immediately available funds.

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(c)If (i) a Party fails to pay the entire undisputed amount of any invoice or other payment request when such amount is due, or (ii) an amount disputed in good faith by the Disputing Party pursuant to Section 5.5 is later determined to be due to the Non-Disputing Party, then, in each case, the other Party may bill such nonpaying Party a charge for late payment which will be included by the other Party either on the next regular invoice rendered, or by separate invoice.  The charge for any late payment will be equal to the product of (a) the unpaid, undisputed portion of the invoice, times (b) the ratio of the number of Days from the due date to the date of actual payment in full to 365, times (c) the lesser of (i) the then-effective prime interest rate as published in the Wall Street Journal, plus 2% per annum and (ii) the maximum interest rate permitted by applicable law.  If the Wall Street Journal ceases to be published or discontinues publishing a prime rate, the unpaid balance shall bear interest compounded monthly at the prime rate published by the Federal Reserve plus two percent (2%) per annum.

Section 5.4Annual Rate Adjustment.    Effective on each anniversary of the Effective Date through the Term of this Agreement, the Gathering and Processing Fee and all other fees for services by Gatherer in accordance with this Agreement shall be adjusted by the product of the fees then in effect multiplied by the percentage increase (if any) between the Consumer Price Index (All Urban Consumers (CPI-U); U.S. City Average; All items, 1982-1984 reference base), issued by the United States Department of Labor, Bureau of Labor Statistics (“BLS”) (the “CPI”) for January of the current year and the CPI for January of the immediately preceding year; provided that in no event shall the fees hereunder be increased by more than 3% from the fees in effect for the immediately preceding year, or decreased.  If the 1982-1984 reference base is no longer used as the standard reference base by BLS, then the standard reference base shall be that established from time to time by BLS as the replacement for the CPI.

Section 5.5Disputed Statement.  If either Party, in good faith, disputes any billing, statement or other payment request (the “Disputing Party”), the Disputing Party will pay to the other Party (the “Non-Disputing Party”) any undisputed amount and will notify the Non-Disputing Party in writing within ten (10) Days of receipt of such billing or statement that the Disputing Party disputes other amounts, which notice will include adequate documentation demonstrating the amount of and basis for the dispute.  The Parties will endeavor in good faith to resolve such dispute within thirty (30) Days following the Non-Disputing Party’s receipt of such notice.  Subject to the audit rights set forth in Section 5.6, the Disputing Party waives the right to dispute or challenge any invoice or statement if the Disputing Party does not dispute or challenge that invoice or statement in accordance with this Section 5.5.  Any disputed amount that is later determined to be due to Gatherer shall be subject to late payment charges pursuant to Section 5.3(c).

Section 5.6Examination of Books.    Gatherer and Producer, upon notice in writing to the other Party and upon execution of a mutually acceptable confidentiality agreement which is typical for this type of audit, with neither Party’s consent to agree to such mutually acceptable confidentiality agreement to be unreasonably withheld, will have the right to examine and audit, at all reasonable times, books, records and charts of the other Party to the extent necessary to verify or audit the accuracy of any statement, bill, chart, or computation within the twenty-four (24) Month period following the end of such calendar year in which the statement was tendered or made

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under or pursuant to this Agreement.  All audits will be conducted and resolved as provided in COPAS publication AG19. The audits shall not be conducted more than once a year.  This examination right will not be available with respect to any proprietary information or any information not directly relevant to transactions under this Agreement.  Notwithstanding any other terms of this Agreement, if the results of such examination reveal a material inaccuracy in any statement, bill, chart or computation, either Party may dispute such statement, bill, chart or computation within twenty-four (24) Months from the date of such statement, bill, chart or computation; thereafter, such statement, bill, chart or computation is hereby deemed final, conclusive and binding as to both Parties.

Section 5.7Information.  Gatherer and Producer will each preserve all books, records and charts applicable to this Agreement, including all test and measurement data and charts, for a period of at least twenty-four (24) Months following the end of each calendar year, or such longer periods as will be required under law or regulation.

ARTICLE 6
NOMINATIONS, Balancing AND SCHEDULING

Section 6.1Submission.  Producer will submit nominations and changes thereto for Producer’s Products to the attention of the Scheduling Department of Gatherer in writing via Gatherer’s Electronic Bulletin Board (“EBB”), or when such EBB is unavailable, by fax, email or other electronic means designated by Gatherer.

Section 6.2Nominations.  Producer shall use commercially reasonable efforts to submit, or cause to be submitted, to Gatherer, a nomination no later than 9:00 a.m. (Central Prevailing Time), two (2) Business Days prior to the beginning of each Month, which nomination shall include the following for such Month:

(a)Producer’s name, contact name, email address and phone number;

(b)the contract number assigned by Gatherer, if previously provided by Gatherer to Producer;

(c)subject to Section 3.4 and Exhibit A, the daily quantity of Producer’s Oil and Producer’s Gas to be delivered by Producer at each Receipt Point;

(d)subject to Section 3.4 and Exhibit A, the daily quantity of Producer’s Oil and Producer’s Gas received by Gatherer at the Receipt Points to be delivered by Gatherer to each Delivery Point;

(e)the begin date for the nomination (not to be prior to the first Day of the Month in which Products would first flow under the nomination) and end date for the nomination (not to extend past the last Day of the Month in which Products would first flow under the nomination); and

(f)Producer’s contract numbers, if any, with upstream and downstream Persons from whom Producer’s Products will be received and to whom the Net Delivery Quantity will be delivered.

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Section 6.3Daily Changes.  No later than 9:00 a.m. (Central Prevailing Time) on the Day before Producer’s Products are desired to flow, Producer may submit, or cause to be submitted, to Gatherer a change to the Monthly nomination made in accordance with Section 6.2 that includes the information set forth in Section 6.2(a) through Section 6.2(f).

Section 6.4Nomination Requirements.

(a)Notwithstanding Section 6.2, Gatherer shall accept nominations received after the deadline for a given Month unless Gatherer is unable, in using commercially reasonable efforts, to accept such later nomination based on Gatherer’s operating conditions.  Producer is solely responsible for Monthly nominations at the Receipt Points and Delivery Points.  Notwithstanding anything to the contrary, Gatherer will not be obligated to provide service under this Agreement on any Day for which Producer does not have a nomination of volumes in place pursuant to the procedures in this Agreement to the extent (i) that such volumes are or would be rejected by any Person receiving such volumes at the Delivery Point(s) or any point downstream thereof or (ii) Gatherer determines, in its sole reasonable discretion, that such volumes could cause damage to person or property.

(b)If required by Gatherer, Producer shall nominate according to the then effective NAESB standards and any additional downstream pipeline’s requirements.  Should Producer desire to change the nomination during such Month, such change to the nomination shall be made in accordance with the nomination procedures of the downstream pipeline.  Producer’s Products and water shall be delivered by Gatherer in accordance with confirmation by the downstream pipeline of the nomination and/or changes to the nomination.

Section 6.5(Intentionally left blank)

Section 6.6Imbalances.

(a)“Imbalance” means the cumulative difference in a Month between (i) the Scheduled Quantity and (ii) the quantity of Producer’s Products actually delivered for the account of Producer at the Receipt Points.  Each Party will notify the other Party as soon as practicable when it becomes aware of an Imbalance in receipts or deliveries.  Gatherer will provide written, oral or electronic notification to Producer of any Imbalance in receipts and deliveries, and Gatherer and Producer will promptly make adjustments in receipts and deliveries as are consistent with Gatherer’s operating conditions in order to balance any Imbalance so shown.  Gatherer, if necessary in its commercially reasonable discretion and with notice to Producer, may initiate an operational flow order to protect its pipeline operations that limits receipts and deliveries and requires hourly and daily rates of flow to be uniform and in balance.  In such event, Gatherer may adjust Producer’s Scheduled Quantity to comply with the operational flow order.

(b)Imbalance Indemnity.  PRODUCER WILL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD GATHERER GROUP HARMLESS FROM AND AGAINST ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability, including court costs and reasonable attorneys’ fees)

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AGAINST GATHERER BY (I) ANY DOWNSTREAM PIPELINES, (II) ANY PARTY WITH CURTAILED CAPACITY, AND (III) ANY OTHER THIRD PARTY TO THE EXTENT (AND ONLY TO THE EXTENT) RESULTING FROM AND ATTRIBUTABLE TO IMBALANCES BETWEEN THE SCHEDULED QUANTITY AND THE VOLUMES ACTUALLY DELIVERED AT THE RECEIPT POINTS BY PRODUCER, EXCEPT TO THE EXTENT THAT SUCH LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES or liabilities ARE CAUSED BY THE gross NEGLIGENCE OR WILLFUL MISCONDUCT OF a member of the gatherer group.

(c)Safety.  If Producer delivers a quantity of Producer’s Products at the Receipt Points that results in delivery in excess of the Scheduled Quantity to be received by Producer at the Delivery Points and such Imbalance, as determined by Gatherer acting in its reasonable discretion, jeopardizes the safety of Gatherer’s operations or its ability to meet its contractual commitments to others, Gatherer has the right to (i) vent, in compliance with Applicable Law, without being held liable to Producer, all or such part of that excess quantity as Gatherer, in its reasonable discretion, deems necessary; (ii) cease receipt of all or any portion of Producer’s Products at the Receipt Points if Gatherer, in its reasonable discretion, deems that action necessary; or (iii) cease delivery of all or any portion of the Net Delivery Quantity at the Delivery Points if Gatherer, in its reasonable discretion, deems that action necessary.

Section 6.7Balancing.  It is the intention of Gatherer and Producer that imbalances be minimal and incidental.  If an imbalance occurs in a Month, such imbalances shall be settled incident to the terms of a separate mutually agreed upon “Balancing Agreement”. Gatherer shall not be permitted to commingle Producer’s Oil or Producer’s Condensate with “Products” belonging to other producers unless or until such other producers have ratified the terms of the “Balancing Agreement” (with such additional terms as mutually agreed upon by Gatherer and Producer that may be appropriate to account for such other producers).

Section 6.8Delivery to Transporters.  Gatherer shall not be required to load Producer’s Products for Producer’s account into trucks owned/operated by a transporter unless and until such transporter has been authorized by Gatherer to do so, such authorization not to be unreasonably withheld, conditioned or delayed.  Further, Gatherer shall not be responsible for balancing the delivery of Producer’s Products for Producer’s account between transporters or ensuring that one or more transporters do not take delivery of more or less Producer’s Products than such transporter is scheduled to take and receive.  With respect to this Section 6.8 and without duplication to Section 6.6, as between Producer and Gatherer, Producer will be fully responsible and liable for any claims and losses caused by, arising out of or resulting from any imbalances that may occur between transporters which are not Affiliates of Gatherer as a result of Gatherer’s loading of such Producer’s Products for Producer’s account at its direction, to the extent (and only to the extent) resulting from and attributable to imbalances between the Scheduled Quantity and the volumes actually delivered by or at the direction of Producer, and PRODUCER AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS GATHERER GROUP FROM AND AGAINST ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND LIABILITIES (OF WHATSOEVER NATURE WHETHER ARISING OUT OF CONTRACT, TORT OR STRICT LIABILITY, INCLUDING COURT COSTS AND REASONABLE ATTORNEYS’ FEES) WITH RESPECT THERETO EXCEPT TO THE EXTENT THAT SUCH LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES OR LIABILITIES ARE CAUSED BY THE

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GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE GATHERER GROUP.

ARTICLE 7
POSSESSION AND RESPONSIBILITY

Section 7.1Producer’s Control.  As between Producer and Gatherer, Producer shall be deemed to be in control and possession of all Products delivered under this Agreement (including all components contained therein and water therewith), until such Products are received by Gatherer at the designated Receipt Point (in accordance with this Agreement), and after the Net Delivery Quantity has been tendered for delivery by Gatherer for Producer’s account at the designated Delivery Point.  Producer will be fully responsible and liable for any and all such Products (including all components contained therein) and any and all loss, damages, claims, actions, expenses, liabilities, including reasonable attorneys’ fees, injury to and death of persons, property damage claims, or penalties for environmental damage, pollution, and contamination (i) while such Products are within Producer’s control and possession or (ii) arising from Producer’s operation of its facilities or the failure of Products tendered by Producer at the Receipt Points hereunder to meet the specifications set forth in Article 10 and PRODUCER AGREES TO INDEMNIFY, DEFEND AND HOLD GATHERER GROUP HARMLESS FROM AND AGAINST ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability, including court costs and reasonable attorneys’ fees, INJURY TO AND DEATH OF PERSONS, PROPERTY DAMAGE CLAIMS, OR PENALTIES FOR ENVIRONMENTAL DAMAGE, POLLUTION AND CONTAMINATION) WITH RESPECT THERETO, EXCEPT TO THE EXTENT THAT SUCH LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF GATHERER GROUP.

Section 7.2Gatherer’s Control.  As between Gatherer and Producer, Gatherer will be in control and possession of Producer’s Products delivered under this Agreement (including all components contained therein and water therewith) from and after the time Producer’s Products are received by Gatherer at a Receipt Point until the Net Delivery Quantity is tendered for delivery at the designated Delivery Point.  Gatherer will be fully responsible and liable for any and all loss, damages, claims, actions, expenses, liabilities, including reasonable attorneys’ fees, injury to and death of persons, property damage claims, or penalties for environmental damage, pollution, or contamination, to the extent caused by or resulting from Gatherer’s handling of said Products while in its possession (expressly excluding matters related to non-specification Product, which is addressed in Section 10.1(b) and Section 10.4, and FL&U, which is addressed in Section 17.1), and gatherer AGREES TO INDEMNIFY, DEFEND AND HOLD PRODUCER GROUP HARMLESS FROM AND AGAINST ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability including court costs and reasonable attorneys’ fees, INJURY TO AND DEATH OF PERSONS, PROPERTY DAMAGE CLAIMS, OR PENALTIES FOR ENVIRONMENTAL DAMAGE, POLLUTION AND CONTAMINATION) WITH RESPECT THERETO, EXCEPT TO THE EXTENT THAT SUCH LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES or liabilities ARE

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CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF a member of producer group.

ARTICLE 8
TITLE, WARRANTY, TAXES AND INDEMNIFICATION

Section 8.1Title, Warranty, Taxes and Indemnity.

(a)Except as expressly provided for in this Agreement, title to the Producer’s Products and water delivered to Gatherer under this Agreement (and, for the avoidance of doubt, the FL&U and Producer’s Condensate attributable to Producer’s Products) will remain with Producer or its customers at all times.  Subject to the terms and conditions of the Dedicated Instruments and any agreements of Producer and/or its Affiliates related to indebtedness or otherwise entered into in the ordinary course of business, Producer warrants that it has the right to deliver Producer’s Products and water to Gatherer, and such Producer’s Products and water delivered to Gatherer (together with resulting FL&U and Producer’s Condensate) will, at all times while in Gatherer’s control pursuant to this Agreement, be free and clear of any and all liens, encumbrances and adverse claims of every kind that would have an adverse effect on Gatherer.  If the title to Products delivered by Producer hereunder is disputed or is the subject of any legal action, or if Gatherer becomes aware of a claim that Producer is not disbursing funds received hereunder to a party entitled thereto, Gatherer shall have the right to withhold payment (without interest), or cease receiving Producer’s Products to the extent of the interest or amount disputed or the subject of legal action, during the pendency of the action or until the funds or title, as applicable, are freed from the dispute, or until Producer furnishes, or causes to be furnished, indemnification and security to save Gatherer harmless from all claims arising out of the dispute or action, including penalties and interest, in a form reasonably acceptable to Gatherer.  Producer will pay all taxes levied on Products and water that Producer delivers to Gatherer at the Receipt Point(s), except, for the sake of clarity, income, gross receipt, net worth, capital stock or franchise taxes levied on or with respect to Gatherer and taxes levied on or with respect to the Gathering System.  PRODUCER AGREES TO INDEMNIFY, DEFEND, AND HOLD GATHERER GROUP HARMLESS FROM AND AGAINST ANY AND ALL ROYALTIES, TAXES, PAYMENTS, LIENS, ENCUMBRANCES, SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, DEMANDS, LOSSES, DAMAGES, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability including court costs and reasonable attorneys’ fees) ARISING FROM OR OUT OF ANY ADVERSE CLAIMS BY TAXING AUTHORITIES OR THIRD PARTIES CLAIMING OWNERSHIP OF OR AN INTEREST IN PRODUCTS TENDERED BY PRODUCER UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, THE FL&U AND PRODUCER’S CONDENSATE CONTAINED THEREIN) OR FUNDS DERIVED THEREFROM, EXCEPT TO THE EXTENT THAT SUCH ROYALTIES, TAXES, PAYMENTS, LIENS, ENCUMBRANCES, SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, DEMANDS, LOSSES, DAMAGES, EXPENSES AND liabilities ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF a member of

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gatherer group.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OF OR BY PRODUCER, ARE DISCLAIMED.

(b)Gatherer warrants that the Net Delivery Quantity tendered for delivery to Producer at the Delivery Point(s) will be free and clear of any and all liens, encumbrances and adverse claims of every kind by, through and under Gatherer, but not otherwise.  Gatherer shall pay or cause to be paid all taxes levied on or with respect to the Gathering System.  GATHERER AGREES TO INDEMNIFY, DEFEND, AND HOLD PRODUCER GROUP harmless FROM AND AGAINST ANY AND ALL TAXES, PAYMENTS, LIENS, ENCUMBRANCES, SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, DEMANDS, LOSSES, DAMAGES, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability AND including court costs and reasonable attorneys’ fees) ON ACCOUNT OF ANY AND ALL TAXES, LIENS, ENCUMBRANCES AND ADVERSE CLAIMS BY, THROUGH AND UNDER GATHERER, BUT NOT OTHERWISE AND EXCEPT TO THE EXTENT THAT ANY SUCH TAXES, PAYMENTS, LIENS, ENCUMBRANCES, SUITS, ACTIONS, CAUSES OF ACTION, CLAIMS, DEMANDS, LOSSES, DAMAGES, EXPENSES OR liabilities ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF PRODUCER GROUP.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OF OR BY GATHERER, ARE DISCLAIMED.

(c)Producer agrees to receive all payments for Producer’s Products sold by it, including payments due to working interest owners, royalty and overriding royalty owners, and holders of other burdens, and to disburse such payments to the parties legally entitled thereto in accordance with the provision of the leases or agreements creating the respective interests of such parties, or as otherwise required by Applicable Law.  Producer agrees to indemnify, defend, and hold gatherer group harmless from any and all LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability, including court costs and reasonable attorneys’ fees) arising out of or in any way related to Gatherer’s disbursement of proceeds in accordance with the terms of this Agreement, including any amount attributable to an interest erroneously claimed by Producer and/or paid by Gatherer.    Producer shall notify Gatherer in writing of any future change in ownership or payment address and shall furnish Gatherer with recorded documentation with respect thereto.

(d)As a principal condition and consideration for the execution of this Agreement by Gatherer, Producer warrants and agrees that none of the Products, water, or constituents therewith tendered hereunder at the Receipt Points has, at the time of tender at the Receipt Points, has flowed, or is intended to flow, in interstate commerce.  In the event of failure of Producer’s warranty contained in this Section 8.1(d), Gatherer, in addition to all other remedies under this Agreement, at law or in equity, shall have the right, at Gatherer’s election, upon delivery of written notice to

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Producer, to refuse receipt of the Products which have caused a breach of such warranty.  Gatherer’s election to refuse receipt of Products pursuant to this Section 8.1(d) shall not release Producer from liability to Gatherer for any losses sustained due to Producer’s breach and PRODUCER AGREES TO INDEMNIFY, DEFEND AND HOLD GATHERER GROUP harmless FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability, including court costs and reasonable attorneys’ fees) ARISING FROM SUCH BREACH, EXCEPT TO THE EXTENT THAT SUCH LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES or liabilities ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF a member of gatherer group.

Section 8.2Substances Recovered in Pipeline.  All substances, whether or not of commercial value, of whatever nature (but excluding, for the sake of clarity, Producer’s Products, water, FL&U and Producer’s Condensate), which Gatherer recovers in the course of rendering the gathering and compression services, will be Gatherer’s sole property and hereby conveyed to Gatherer free and clear of any liens, claims, or other encumbrances.  Except for payments expressly due Producer hereunder, Gatherer will not be obligated to account to Producer for any value, whether or not realized by Gatherer, that may attach or be said to attach to such substances.

ARTICLE 9
TERM

Section 9.1Term.

(a)This Agreement will commence on the Effective Date and remain in full force and effect until the 15th anniversary of the Effective Date (the “Primary Term”).  No later than the date which is two (2) years prior to the expiration of the Primary Term or Renewal Term (as applicable), either Party may elect in writing (an “Election Notice”) to renew this Agreement beyond the then Primary Term or Renewal Term (as applicable) for an additional term of five (5) years thereafter (each, a “Renewal Term”) upon the same terms except with a Gathering and Processing Fee which is at the then prevailing market rate for comparable gathering systems in the South Texas producing region.  Upon either Party delivering an Election Notice, the other Party receiving such Election Notice has ninety (90) Days to notify the other Party of its acceptance or rejection of such renewal.  In the event the other Party receiving such Election Notice fails to respond within ninety (90) Days, such other Party shall be deemed to agree to such renewal.  Upon such agreement to renew, the Parties shall then negotiate in good faith such prevailing market rate for comparable gathering systems in the South Texas producing region and, if the Parties are unable to agree upon such rate by the date which is one (1) year and six (6) months prior to the expiration of the Primary Term or Renewal Term (as applicable), the determination of such rate will be resolved pursuant to arbitration as provided for in Section 15.2.  The period of time that this Agreement remains in effect pursuant to this Section 9.1 is referred to as the “Term”.  This Agreement shall terminate at the end of the Term if neither Party elects to renew this Agreement or if one Party rejects an Election Notice pursuant to this Section 9.1(a).

(b)If at any time Gatherer solicits or negotiates offers to Transfer all or any portion of its ownership interest in the Gathering System to a ready, willing and able unaffiliated third party

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in a bona fide, arms-length transaction (a “Transfer”), Producer shall have a right of first refusal to purchase such assets from Gatherer (the “Right of First Refusal”).  For the avoidance of doubt, if Gatherer elects to sell a portion of the assets constituting the Gathering System but not the entire Gathering System, the Right of First Refusal shall apply only to the portion of the Gathering System assets which Gatherer elects to sell.  The Right of First Refusal will terminate in the event that Producer sells, transfers or assigns substantially all of the leases burdening lands within the Dedicated Acreage.

(c)Gatherer shall disclose all such final terms and conditions as are relevant to a Transfer of the Gathering System in a notice to Producer, which notice shall be accompanied by a copy of all instruments establishing such terms and conditions.  Producer shall have the right to acquire the Gathering System assets subject to such proposed Transfer from Gatherer on the same final terms and conditions as were negotiated with the proposed transferee, if, within 30 days after Gatherer’s notice, Producer delivers to Gatherer a counter-notification that it accepts such terms and conditions (subject to the other provisions of this Section 9.1, where applicable).  If Producer does not deliver such counter-notification within such time, such Transfer to the proposed transferee may, subject to the other provisions of this Agreement, including the restrictions set forth in Section 2.6 and Article 13, proceed without further notice under terms and conditions no more favorable to the transferee than those set forth in the notice to Producer; provided that such Transfer shall be concluded within 120 days from the date of the notice.  If such Transfer fails to be concluded within such period and the parties thereto desire thereafter to proceed with such proposed Transfer or the terms and conditions of such Transfer change to be more favorable to the transferee than those contained in the applicable notice to Producer, in each case, Gatherer shall be required to re-offer the assets subject to the Transfer to Producer in accordance with the terms and conditions of this Section 9.1.

(d)In the event of a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (i.e., a package sale), Gatherer shall include in its notification to Producer a statement of the proposed Cash Value of the Gathering System assets involved in the Transfer, and Producer shall have a right to acquire such Gathering System assets on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of the applicable Gathering System assets (and no other properties) for cash.

(e)For purposes of Section 9.1(d), the Cash Value proposed by Gatherer in its notice shall be conclusively deemed correct unless Producer gives notice to Gatherer within 30 days after receipt of Producer’s notice stating that it does not agree with the statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful.  In such event, the Parties shall have 15 days in which to attempt to negotiate an agreement on the applicable Cash Value.  If no agreement has been reached by the end of such 15 day period, either Party shall be entitled to refer the matter to an independent expert for determination of the Cash Value, provided that Gatherer may elect to terminate the proposed Transfer, and Producer may elect to revoke its notice of intention to purchase, in either case, by notice to the other Party at any time prior to the time that the independent expert is retained.  The Cash Value to be submitted to the independent expert by Gatherer shall be the Cash Value provided

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by Gatherer in the notice provided to Producer pursuant to Section 9.1(d), and the Cash Value to be submitted to the independent expert by Producer shall be the Cash Value provided by Producer in the notice provided to Gatherer pursuant to this Section 9.1(e).

(f)For any decision referred to an expert pursuant to Section 9.1(e), the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Parties.  The expert is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity.  The Party desiring an expert determination shall give the other Party written notice of the request for such determination.  If the Parties are unable to agree upon an expert within 10 days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties, the Houston, Texas office of the American Arbitration Association shall appoint such expert.  The expert, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute.  All communications between any Party and the expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least five Business Days’ notice.  Within 15 days after the expert’s acceptance of its appointment, the Parties shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data.  Within 30 days after receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal which it finds more consistent with the terms of this Agreement.  The expert may not propose alternate positions or award damages, interest or penalties to any Party with respect to any matter.  The expert’s decision shall be final and binding on the Parties.

ARTICLE 10
QUALITY AND MEASUREMENT

Section 10.1     Gas Quality Specifications.

(a)Producer’s Gas received and delivered at each Receipt Point will meet the following quality specifications:

(i)Hydrogen Sulfide - not to exceed 100 parts per million by volume;

(ii)Total Sulfur - including mercaptans and hydrogen sulfide, not to exceed one grain per one hundred Cubic Feet of Gas;

(iii)Carbon Dioxide - not to exceed 3% by volume;

(iv)Temperature - have a temperature of not less than forty degrees (40°) Fahrenheit and not more than one hundred twenty (120°) Fahrenheit;

(v)Nitrogen - not to exceed 1% by volume and total inert Gases not to exceed 3% by volume;

(vi)Other - not to contain any carbon monoxide, halogens or unsaturated hydrocarbons; and

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(vii)Hazardous Waste - not to contain hazardous waste as defined in the Resource Conservation and Recovery Act of 1976.

(b)If Producer delivers Gas not meeting the specifications set forth in Section 10.1(a), Gatherer shall accept such non-specification Gas, provided that Gatherer is only required to accept such non-specification Gas to the extent (i) after separation, processing and stabilization pursuant and subject to the terms of Section 10.3, such non-specification Gas will not be rejected by any Person receiving such Gas at the Delivery Point(s) or any point downstream thereof and (ii) Gatherer determines, in its sole reasonable discretion, that such non-specification Gas will not cause damage to person or property.  Subject to the foregoing and 0, to the extent that Gatherer incurs out-of-pocket costs in connection with delivering Producer’s Gas not meeting the specifications set forth in this Section 10.1 to the Delivery Point(s) or any point downstream thereof (including without limitation, any downstream intrastate or interstate pipeline), Producer shall reimburse Gatherer for such out-of-pocket costs.

Section 10.2Oil Quality Specifications

(a)Producer’s Oil received and delivered at each Receipt Point will meet the following quality specifications:

Constituent or Property	Limit
Sediment	Not more than 4.0% by volume
Temperature	Not more than 135°F
Hydrogen Sulfide	Not more than 100 ppm
Viscosity	Not to exceed 1.5 centistokes at 135°F
Total Sulphur	Not more than 0.3% by weight
Organic Chlorides	Not more than 1.5 ppm
Olefins	Not more than 0.5%
Mercaptans	Not more than 0.025% by weight

(b)If Producer delivers Oil not meeting the specifications set forth in Section 10.2(a), Gatherer shall accept such non-specification Oil, provided that Gatherer is only required to accept such non-specification Oil to the extent (i) after separation, processing and stabilization pursuant and subject to the terms of Section 10.3, such non-specification Oil will not be rejected by any Person receiving such Oil at the Delivery Point(s) or any point downstream thereof and (ii) Gatherer determines, in its sole reasonable discretion, that such non-specification Oil will not cause damage to person or property.  Subject to the foregoing and 0, to the extent that Gatherer incurs out-of-pocket costs in connection with delivering Producer’s Oil not meeting the specifications set forth in this Section 10.2 to the Delivery Point(s) or any point downstream thereof (including without limitation, any downstream intrastate or interstate pipeline), Producer shall reimburse Gatherer for such out-of-pocket costs.

Section 10.3Delivery Specifications.  Subject to Producer providing Products which satisfy the requirements set forth in Section 10.1 and Section 10.2, Gatherer shall separate, process

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and stabilize Producer’s Products such that upon delivery at the Delivery Points such Producer’s Products meet the required quality specifications of the Person receiving such Producer’s Products under the applicable contract, agreement or arrangement between Producer and such Person (and Gatherer, as applicable).  Notwithstanding the immediately foregoing sentence, without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Gatherer shall not be required to comply with quality specifications that exceed more than a reasonable deviation from the most stringent quality specifications provided for in the contracts, agreements and arrangements of Producer for Producer’s Products as of the Effective Date.  Producer shall promptly notify Gatherer when it becomes aware of any change in required quality specifications under such contracts, agreements or arrangements.

Section 10.4Indemnification for Non-Specification Products.

(a)PRODUCER HEREBY INDEMNIFIES AND HOLDS GATHERER GROUP HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability, including court costs and reasonable attorneys’ fees, INJURY TO AND DEATH OF PERSONS, PROPERTY DAMAGE CLAIMS, OR PENALTIES FOR ENVIRONMENTAL DAMAGE, POLLUTION AND CONTAMINATION) ARISING FROM PRODUCER’S DELIVERY OF PRODUCTS WHICH FAIL TO MEET THE QUALITY SPECIFICATIONS OF THIS ARTICLE 10, EXCEPT TO THE EXTENT THAT SUCH LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES OR LIABILITIES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF GATHERER GROUP.

(b)GATHERER HEREBY INDEMNIFIES AND HOLDS PRODUCER GROUP HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES AND liabilities (of whatsoever nature whether arising out of contract, tort or strict liability, including court costs and reasonable attorneys’ fees, INJURY TO AND DEATH OF PERSONS, PROPERTY DAMAGE CLAIMS, OR PENALTIES FOR ENVIRONMENTAL DAMAGE, POLLUTION AND CONTAMINATION) ARISING FROM GATHERER’S DELIVERY OF PRODUCTS WHICH FAIL TO MEET THE QUALITY SPECIFICATIONS OF SECTION 10.3, EXCEPT TO THE EXTENT THAT SUCH LOSSES, DAMAGES, CLAIMS, ACTIONS, EXPENSES OR LIABILITIES ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF PRODUCER GROUP.

Section 10.5Additional Fees, Costs or Penalties.  Without duplication of Section 10.1(b),  10.2(b) and 10.4(a), if a Person receiving Producer’s Products at or downstream of the Delivery Point(s) (including without limitation, any downstream intrastate or interstate pipeline) imposes additional fees, costs or penalties upon Gatherer for the receipt of non-specification Products, Gatherer may, in its sole discretion, assess such additional fees, costs or penalties upon any or all producers, including Producer, that contributed to such additional fees, costs or penalties by delivering non-specification Oil or Gas, on a pro rata basis.

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Section 10.6Measurement and Allocation.  All measurement and allocation of Producer’s Products and water delivered by Producer at the Receipt Point(s) and Producer’s Condensate and water recovered and removed and Producer’s Products delivered by Gatherer at the Delivery Point(s) shall be performed by Gatherer.

(a)Products received and delivered under this Agreement will be measured by metering facilities installed, operated and maintained by Gatherer or its designee. Such measurement stations shall be equipped with orifice meters or ultrasonic flow measurement devices. Gatherer has the right, within its reasonable discretion, to install composite sampling devices and/or on line chromatographs.

(b)The measurement of Products at Receipt Points and Delivery Point(s) will be conducted in accordance with the following:

(i)Measurement under this Agreement will be based on the Unit of Volume.  The Unit of Volume shall be corrected for actual water vapor, at a pressure and temperature existing at the point of measurement, by applying industry accepted practices and procedures.  All quantities given herein, unless expressly stated, are in terms of such unit.  The average atmospheric pressure will be assumed to be fourteen and seventy three-hundredths (14.73) pounds per square inch, irrespective of the actual natural atmospheric pressure from time to time.  Whenever conditions of temperature and pressure differ from such standard, conversion of the volume of Gas from such conditions to the standard conditions will be made in accordance with the Ideal Gas Laws corrected for deviation of the Gas from Boyle’s Law in accordance with the methods and formulae prescribed in AGA Report No. 8 Compressibility Factors of Natural Gas and Other Hydrocarbon Gases, as last amended.

(ii)Measurement, both volumetric and thermal, will be computed in accordance with the latest publications of the AGA in AGA Report No. 3, Orifice Metering of Natural Gas,  ANSI/API 2530, latest revision or AGA Report No. 9, Measurement of Gas by Multi-path Ultrasonic Meters.

(iii)The specific gravity of the Gas will be determined at the points of measurement by one of the following methods, selected in Gatherer’s reasonable discretion: (1) an online chromatograph, (2) continuous sampling, or (3) spot sampling.

(iv)The temperature when Gas is flowing, the factor for specific gravity according to the latest test therefor and the corrections for deviation from Boyle’s Law applicable during each metering period will be used to make proper computations of Gas volumes measured under this Agreement.

(v)At least annually, Gatherer will obtain a representative sample of the Gas at each point of measurement under this Agreement. The Gross Heating Value of Gas will, at Gatherer’s option, be determined at each point of measurement: (1) by an online chromatograph, (2) by continuous samples, or (3) by spot samples, taken by Gatherer or its nominee by application of the methods contained in API/GPA standards and in such amendments and revisions thereto and superseding reports thereof as recommended by the API/GPA committee. The Gross Heating

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Value shall be computed per GPA standard 2172, Calculation of Gross Heating Value, Relative Density, Compressibility and Theoretical Hydrocarbon Liquid Content for Natural Gas Mixtures for Custody Transfer, and converted to the condition specified in the definition of Unit of Volume.  If an analytical chromatograph is used, such analytical chromatograph is to be of a design and manufacture mutually agreeable to Producer and Gatherer.  The physical constants used in Btu computation for a perfect Gas will be derived from the “Table of Physical Constants of Paraffin Hydrocarbons and Other Compounds” as published in the GPA Standard 2145 and superseding revisions thereof.  The analysis will be complete and individual values in mol percent or fraction of each hydrocarbon compound will be listed through CH6.  The CH6+ values will be as stated in GPA standard 2261, 7.3.6 Table IV (as may be revised from time to time) or, at Gatherer’s option, by use of an extended analysis.  The analysis will further include the mol fraction or percent individually of additional compounds contained in chromatographically measurable quantity contained in the sample.  The method to be used for chromatographic analysis will be that contained in GPA standard 2261, Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography and any superseding revisions thereof.

(vi)At Gatherer’s reasonable discretion, other types of Btu per Cubic Foot measuring devices may be installed and operated, and the Gross Heating Value will be computed in accordance with the manufacturer’s instructions for same and consistent with industry-accepted practices for transmission Btu per Cubic Foot measurement.

(vii)If any standards or methods for calculations or determinations set forth in any applicable GPA publications are revised, both Parties agree that this Agreement will be automatically amended accordingly.

(viii)Gatherer, or its designee, will install, own, operate and maintain, at Gatherer’s sole cost and expense, industry standard type measuring and testing equipment necessary to measure and test Products transported under this Agreement and will keep the same accurate and in good repair.  Any measurement equipment installed subsequent to the date of this Agreement shall meet the then most current industry standards.  At least annually, Gatherer will verify the accuracy of Gatherer’s measuring and testing equipment.  Data editing, calibrations, repairs and adjustments of Gatherer’s measuring and testing equipment will be done only by employees of Gatherer or its designated representatives.  Producer or its designated representative may, in the presence of an employee of Gatherer or Gatherer’s designated representative, have access to Gatherer’s measuring and analyzing equipment at any reasonable time, and shall be given prior notification of, and have the right to witness, all tests, calibrations and adjustments thereof.  All tests scheduled under this Agreement will be preceded by reasonable notice to Producer.  Upon the request of Producer for a special test of any meter or auxiliary equipment, Gatherer will promptly verify the accuracy of same; provided, however, that the cost of such special test will be borne by Producer, unless the percentage of inaccuracy found is more than 2% of a recording corresponding to the average hourly rate of Products flow.  If, upon any test, any measuring equipment is found to be inaccurate, such inaccuracy will be taken into account in a practical manner in computing the deliveries.  If the resultant aggregate inaccuracy in the computed receipts is not more than 2% of a recording corresponding to the average hourly rate of Products flow for the period since the last preceding test, previously calculated receipts will be deemed accurate.  All equipment will, in any case, be adjusted at the time of test to record accurately.  If, however, the resultant aggregate inaccuracy in computed receipts exceeds 2% of a recording corresponding to the average hourly

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rate of Products flow for the period since the last preceding test, the previous recordings of such equipment will be corrected to zero error for any period that is known definitely or mutually agreed upon.  If the period is not known definitely or mutually agreed upon, such correction will be for a period extending back the lesser of (i) one-half of the time elapsed since the date of the last test, or (ii) forty-five (45) Days.

(ix)If any meter or auxiliary equipment is out of service or out of repair for a period of time so that the amount of Products delivered cannot be ascertained or computed from the reading thereof, the Products delivered during such period will be estimated based on the best data available, using the first of the following methods that is feasible: (i) by using the registration of any check meter or meters, if installed and accurately registering, (ii) by correcting the error if the percentage of error is ascertainable by calibration tests or mathematical calculations, (iii) by estimating Products volumes on the basis of deliveries during the preceding periods under similar conditions when the equipment was registering accurately, or (iv) by other methods mutually acceptable to both Parties.

(x)Upon request of Producer and if an EFM is installed, Gatherer will provide an electronic measurement audit package that complies with API Chapter 21.1 Measurement to Producer for examination, the same to be returned within thirty (30) Days.  Gatherer’s measurement audit package for a given Month will be deemed correct if no written objection thereto is served on either Party by the other within the twelve-month period following such Month, but the same will be retained for a period of two (2) years.  If measurement is provided with a chart recorder, then Producer will be entitled to review the original measurement records at Gatherer’s premises during normal business hours.  In addition, if an EFM is installed, Gatherer shall allow Producer to connect to it and access all relevant data, provided such access does not unreasonably interfere with the operation of the Gathering System or Gatherer’s equipment.

(xi)If it is determined prior to, or as a result of, in-service tests, experience and observation by either Producer or Gatherer that pulsations exist that affect the measurement accuracy, the operator of the facility or facilities agrees to install and operate mechanical dampening equipment necessary to eliminate such pulsations.

(xii)If at any time during the term of this Agreement a new method or technique is developed with respect to Products measurement or the determination of the factors used in such Products measurement, such new method or technique may be substituted for the method set forth in this Section 10.6 upon prior written consent of Producer, which shall not be unreasonably withheld, conditioned or delayed.  Gatherer will notify Producer in writing of any such election prior to actually implementing such substitution.

(xiii)Producer may install, operate, and maintain (at its sole cost, risk and expense, but in the same manner as is required for Gatherer’s equipment hereunder) check measuring, metering and testing equipment of standard type; provided, that the same does not interfere with the operation of the Gathering System or Gatherer’s equipment.  Gatherer will have the same rights with respect to such check measuring, metering and testing equipment of Producer as are granted to Producer with respect to Gatherer’s measuring, metering and testing equipment.

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ARTICLE 11
FORCE MAJEURE

Section 11.1Force Majeure.    “Force Majeure” means any blockades, insurrections, riots, strikes, lock outs, epidemics, flood, washouts, landslides, mudslides, earthquakes, storms, hurricanes and tropical storms or threat of such, extreme cold or freezing weather, lightning, restraint of rulers and peoples, civil disturbances, terrorist activities, explosions, maintenance (whether routine or non-routine, or scheduled or unscheduled) or breakage of or accidents to machinery, lines of pipe or any portion of the Gathering System, the failure of necessary downstream pipelines to take Oil or Gas under firm service or to install, repair or operate necessary facilities to receive Products, the order of any Governmental Authority having jurisdiction (so long as the Party claiming suspension has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such order, and as long as such order is not the result of a failure by the claiming Party to comply with Applicable Law), or any other cause, whether of the kind in this Agreement enumerated or otherwise, not reasonably within the Control of the Party claiming suspension, not caused by the negligence or willful misconduct of that Party’s Group and which by the exercise of due diligence such Party is unable to prevent or overcome; provided that, and expressly subject to the foregoing limitations on claiming suspension and as may be otherwise provided for in this Agreement, for the avoidance of doubt, with respect to Gatherer, the inability of Gatherer to perform its obligations pursuant to this Agreement as a result of Gatherer’s operations pursuant to this Agreement violating (or being challenged as violating) any Dedicated Instrument shall constitute “Force Majeure” hereunder.

Section 11.2Exclusions from Force Majeure.  “Force Majeure” specifically excludes the following occurrences or events: the loss, interruption, or curtailment of interruptible transportation on any pipeline necessary to make or take delivery of Oil or Gas under this Agreement (unless and to the extent such event also curtails firm service at the same point); the increase or decrease in supply of Oil or Gas; allocation or reallocation of production by well operators, pipelines, or other parties; loss of markets; loss of supply; depletion of Oil or Gas reserves; and with respect to Producer, termination or violation (or challenge as a violation) of any Dedicated Instrument shall not constitute “Force Majeure” hereunder unless such violation or termination (or challenge) is solely the result of an act or omission by the Gatherer Group that constitutes a failure by Gatherer to comply with the requirements of this Agreement (including, for the sake of clarity, Section 2.1) or is otherwise caused solely by the gross negligence or willful misconduct of the Gatherer Group.

Section 11.3Performance Excused; Mitigation Duty.  In the event a Party is rendered unable, wholly or in part, by an event of Force Majeure, to carry out its obligations under this Agreement, such Party shall be excused from performance under this Agreement and shall not be liable for any failure to perform (except as set forth in the last sentence of this Section 11.3) during a Force Majeure event, and neither Gatherer nor Producer will be liable in damages to the other for any act, omission, or circumstances occasioned by or in consequence of such Force Majeure event (except as set forth in the last sentence of this Section 11.3), in each case, to the extent affected by such Force Majeure event.  Except as provided herein, the Party experiencing a Force Majeure event shall use commercially reasonable efforts to mitigate the effects of any Force Majeure event and to remedy any inability to perform its obligations hereunder due to such events as promptly as reasonably practicable.  It is understood and agreed that the settlement of strikes or

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lockouts shall be entirely with the discretion of the Party affected thereby, and that the above requirement that any Force Majeure shall be mitigated using commercially reasonable efforts shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is inadvisable in the sole discretion of the Party affected thereby.  Notwithstanding anything to the contrary in this Section 11.3, no Party shall be excused from any indemnity obligation or any payment obligation for amounts due or becoming due under this Agreement by reason of this Section 11.3, including Producer’s payment obligations with respect to Minimum Quarterly Quantity of Oil and the Minimum Quarterly Quantity of Gas and Quarterly Deficiency Payments (subject to, for the sake of clarity, Sections 5.2(c) and (f)) to the extent incurred after a Force Majeure event affecting Producer; provided, however, that Producer shall be excused from its payment obligations with respect to Minimum Quarterly Quantity of Oil and the Minimum Quarterly Quantity of Gas and Quarterly Deficiency Payments to the extent such volumes were unable to be delivered due to a Force Majeure event affecting Gatherer.

Section 11.4Notices.  If any Force Majeure event should occur, the Party adversely affected thereby shall promptly give notice thereof to the other Party.  Such notice shall: (i) state the date that the Force Majeure event began, (ii) describe the Force Majeure event, (iii) describe the proposed actions to mitigate or cure the Force Majeure event and (iv) provide an estimate of the date the condition of Force Majeure shall cease.

Section 11.5Adjustment of Minimum Quarterly Quantity.  If Producer’s ability to deliver Producer’s Products to Gatherer, or Gatherer’s ability to receive Producer’s Product from Producer, is curtailed as a result of a Force Majeure event affecting Gatherer, other curtailment pursuant to Section 3.5 (excluding Section 3.5(iii)) or Section 3.6 or other Gathering System failure, during the period in which such Force Majeure event, other curtailment or other Gathering System failure continues, (i) then the Minimum Quarterly Quantity of Oil or the Minimum Quarterly Quantity of Gas, as applicable, will be reduced by the amount of such curtailment and (ii) Producer may deliver such curtailed Product to third parties for transportation.

ARTICLE 12
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 12.1Gatherer’s General Representations and Warranties.  Gatherer represents and warrants to Producer as follows:

(a)Gatherer is a limited liability company formed and validly existing under the laws of the State of Delaware;

(b)Gatherer has all requisite limited liability company power and authority to enter into this Agreement on the terms described herein and to perform its obligations under this Agreement;

(c)the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any constituent documents of Gatherer; and

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(d)this Agreement has been duly executed and delivered by Gatherer and all documents required hereunder to be executed and delivered by Gatherer have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of Gatherer enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 12.2Producer’s Representations and Warranties.  Producer represents and warrants to Gatherer as follows:

(a)Producer is a limited liability company formed and validly existing under the laws of the State of Delaware;

(b)Producer has all requisite limited liability company power and authority to enter into this Agreement on the terms described herein and to perform its obligations under this Agreement;

(c)the execution and delivery of this Agreement and each and every agreement or document to be executed and delivered hereunder and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any constituent documents of Producer; and

(d)this Agreement has been duly executed and delivered by Producer and all documents required hereunder to be executed and delivered by Producer have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of Producer enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

ARTICLE 13
ASSIGNMENT

This Agreement, including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto, will run with the land and will be binding upon and inure to the benefit of the successors and assigns of the parties hereto, provided that neither Party may assign or otherwise convey all or any portion of its right, title, or interest under this Agreement without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed, and any attempts to assign without such consent will be void. Notwithstanding the foregoing, (i) either Party may assign this Agreement to an Affiliate of such Party without the consent of the other Party, (ii) either Party may pledge this Agreement to secure any credit facility or indebtedness of such Party or its Affiliates without the consent of the other Party, (iii) Gatherer may assign this Agreement without Producer’s consent in connection with the sale or transfer of the Gathering System, and (iv) Producer may assign or partially assign this Agreement without Gatherer’s consent in connection with the sale or transfer

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of all or part of the Dedicated Acreage.  If any transfer of this Agreement occurs, (a) the transferee (other than any grantee under any lien, pledge, encumbrance or security interest) shall assume in writing the obligations and liabilities of the transferor under this Agreement (the “Assumed Obligations”); (b) in the case of transfers under clause (iv) above, the transferor shall be released from its obligations and liabilities under this Agreement to the extent of the Assumed Obligations if such assignee has a credit rating equal to or higher than Producer’s at the time of such sale or transfer, provided that Gatherer’s combined obligations to Producer and to any partial transferee of Producer are no greater than Producer’s obligations prior to such transfer; and (c) no transfer or succession to the interest of Producer hereunder, wholly or partially, shall affect or bind Gatherer until the first of the month following the date Gatherer has received a copy of the recorded transfer document or other proof satisfactory to Gatherer that the claimant is legally entitled to such interest.

ARTICLE 14
DEFAULT; REMEDIES

Section 14.1Default.  The following shall constitute events of “Default” under this Agreement by Producer or Gatherer, as applicable:

(a)if such Party fails to pay any amount due to the other Party when the same is due,  and such Party’s account remains delinquent beyond a twenty (20) Day period, exclusive of any amounts subject to a good faith dispute pursuant to Section 5.5;

(b)if such Party experiences an Insolvency Event;

(c)if such Party is in material breach of this Agreement (other than for failure to pay amounts due, which is addressed in Section 14.1(a)), and that breach is not cured within forty-five (45) Days after receipt by such Party of written notice from the other Party asserting such breach.

Section 14.2Remedies.    If a Party is in Default, the non-Defaulting Party may, in addition and without prejudice to any other remedies such non-Defaulting Party may have under this Agreement or at law or in equity, suspend all performance under this Agreement and/or terminate this Agreement, in each case upon ten (10) Days written notice.

ARTICLE 15
CHOICE OF LAW; DISPUTE RESOLUTION; JURISDICTION; VENUE

Section 15.1Choice of Law. This Agreement will be interpreted, construed, and governed by the laws of the state of Texas, without reference to conflicts of law principles thereof that might apply the laws of another jurisdiction.

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Section 15.2Dispute Resolution. The Parties desire to resolve any disputes related to this Agreement that may arise by mutual agreement, if possible.  All disputes arising out of or relating to this Agreement that are not resolved by mutual agreement of the Parties shall be resolved using the provisions of this Section 15.2.

(a)If a dispute or disputes arise out of or relating to this Agreement, a Party shall give notice of the dispute(s) to the other Party, and each Party will appoint an employee to negotiate with the other Party concerning the dispute(s).  If the dispute(s) have not been resolved by negotiation within thirty (30) Days of the initial dispute notice, the dispute(s) shall be exclusively and finally resolved by binding arbitration in Houston, Texas in accordance with the then current Rules for Non-Administered Arbitration of the International Institute for Conflict Prevention and Resolution (“Rules”) and this Section 15.2.

(b)The arbitration shall be governed by the Rules, to the exclusion of any provision of state law inconsistent with them.  The arbitration shall be initiated by a Party seeking arbitration by notice transmitted to the other Party or Parties to be involved.

(c)The Parties shall select one disinterested arbitrator with at least 10 years’ experience in the midstream oil and gas industry and ten (10) years’ experience with oil and gas law, and not previously employed by either Party or its Affiliates, and, if possible, shall be selected by agreement between the Parties.  If the Parties cannot select an arbitrator by agreement within fifteen (15) Days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules.

(d)If the dispute(s) involves an amount greater than $150,000, the dispute(s) will be decided by a panel of three arbitrators with the above qualifications, one selected by each Party, and the third selected by the Party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules.

(e)The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive law of the state of Texas.

(f)If arbitration is necessary to resolve a dispute, the arbitral tribunal is authorized to award costs and reasonable attorneys’ fees or allocate them between the Parties, and the costs of the arbitration proceedings, including reasonable attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(g)The decision of the arbitrator(s) shall be final and binding on both Parties and shall set forth the reasons for the award in writing, and judgment on the arbitration award may be entered in any court having jurisdiction.

ARTICLE 16
NOTICES

Section 16.1Notices.  Any notice, request, demand, statement, bill, payment or other communication provided for in this Agreement or any notice which any Party may desire to give

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to the other, will be in writing and will be considered as duly delivered if delivered by mail, commercial courier, facsimile or personally, to the address or facsimile numbers of the applicable Parties, and to the attention of their respective contact persons, as follows:

Gatherer: Catarina Midstream, LLC

c/o Sanchez Production Partners LP

1000 Main, Suite 3000
Houston, TX 77002

Attn: Chief Financial Officer

Fax: (832) 308 - 3720

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas  77002

Attention:  C. Timothy Fenn

Fax:  (713) 546 - 5401

Producer:SN Catarina, LLC

c/o Sanchez Energy Corporation

1000 Main, Suite 3000
Houston, Texas  77002

Attn:  President

Fax: (713) 756 - 2784

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana St., 44th Floor

Houston, Texas  77002

Attention:  David Elder

Fax:  (713) 236 - 0822

Notwithstanding the foregoing of this Section 16.1¸ statements, bills and invoices may be delivered via email or other electronic means as may be agreed to between the Parties and nominations and changes thereto may be delivered pursuant to Section 6.1.  Either Party may at any time and from time to time by written notice to the other Party designate different persons or addresses for notice.

Notices will be deemed received:  (a) if sent by first class mail, three (3) Business Days after the postmark date when properly addressed and deposited in the United States mail, first class postage prepaid; (b) if sent by facsimile, upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission, provided that if the Day on which such facsimile is sent is not a Business Day or is after 5:00 p.m. on a Business Day in the receiving Party’s jurisdiction, then such facsimile will be deemed to have been delivered on the next Business Day; (c) if sent by commercial courier, upon the date of actual delivery as evidenced by the recipient’s written acknowledgment of receipt; and (d) if delivered personally, upon the date of actual delivery.

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ARTICLE 17
MISCELLANEOUS PROVISIONS

Section 17.1FL&U Limitation.  If the quantity under clause (i) of the definition of “FL&U”, above, exceeds 3% of the Products as compared between the Receipt Points and the Delivery Points pursuant to Section 10.6 for a period of sixty consecutive (60) days, Producer may cause the Parties to retain a mutually agreeable third party to review the Gathering System’s operation and measurement to determine the cause of such loss.  If, as a result of such third party review, it is determined that the loss is attributable to Gatherer’s measurement and/or operation of the Gathering System not being in accordance with standard industry practice, Gatherer shall reimburse to Producer a dollar amount equal to the quantity under clause (i) in excess of 3% of the Products for such consecutive sixty (60) day period multiplied by the actual average daily price received by Producer for the Products during such sixty (60) day period and Gatherer shall pay for the third party review.  Otherwise, such third party review will be paid for by Producer.

Section 17.2Counterparts.  This Agreement may be executed in two counterparts, and delivered by facsimile or other electronic means, each of which when so executed and delivered will be an original, and such counterparts together will constitute one instrument.

Section 17.3Entire Agreement.  This Agreement, including the Exhibits referenced in and attached to this Agreement, contains the entire agreement of Gatherer and Producer with respect to the matters addressed in this Agreement and will be amended only by an instrument in writing signed by both Parties.  The Parties acknowledge that this Agreement will be deemed and considered for all purposes as prepared through the joint efforts of the Parties and will not be construed against a Party as a result of the preparation, submittal, negotiation or drafting of this Agreement.

Section 17.4Mutual Waiver of Certain Remedies.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, OTHER THAN REASONABLE ATTORNEYS’ FEES AND COURT COSTS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ANY SUCCESSORS IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, OR FOR LOST OR DELAYED PRODUCTION OR LOST BUSINESS OPPORTUNITY, OR FOR BUSINESS LOSSES OR FOR ECONOMIC LOSSES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT OR ANY BREACH HEREOF.  THIS SECTION 17.4 WILL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR OTHER FAULT OR RESPONSIBILITY OF THE PARTY WHOSE LIABILITY IS WAIVED BY THIS PROVISION, OR ANY OTHER EVENT OR CONDITION, WHETHER ANTICIPATED OR UNANTICIPATED, AND REGARDLESS OF WHETHER PRE-EXISTING PRIOR TO THE DATE OF THIS AGREEMENT.

Section 17.5Confidentiality.  Gatherer and Producer, and their respective employees, agents, officers, directors, Affiliates and attorneys, will keep the terms of this Agreement confidential.  It is understood and agreed upon that disclosure of the terms of this Agreement to any Person who is not a Party to this Agreement could result in damage to the non-disclosing Party

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for which the disclosing Party may be held liable. However, either Party may disclose the terms of this Agreement, without prior permission of the other Party, to the following Persons (“Representatives”) in the following circumstances:

(a)to the extent disclosures may be reasonably required to effectuate performance of this Agreement or the construction or operation of the Gathering System;

(b)to any potential contractors or professional consultants or advisers engaged by or on behalf of such Party and acting in that capacity where such disclosure is essential to such Representative’s work;

(c)to financial institutions and other financing sources requiring such disclosure in connection with making, continuing or renewing a loan or making an investment in such Party or its Affiliates;

(d)as required by regulatory bodies, including, without limitation, the U.S. Securities and Exchange Commission and any stock exchange to which such Party or its Affiliates are subject, taxing authorities with jurisdiction over part or all of the subject matter of this Agreement and to other Persons to whom disclosure is required by such regulatory bodies;

(e)to courts or other tribunals having jurisdiction and requiring such disclosure, and to other Persons to whom disclosure is required by such courts or other tribunals;

(f)to current or prospective investors, partners, joint venture participants or purchasers of the assets or equity of either Party and their Affiliates;

(g)to independent certified public accountants for purposes of obtaining a financial audit;

(h)as required by subpoena or other legal discovery processes, or Applicable Law; and

(i)in connection with the exercise of remedies hereunder.

Section 17.6Consent to Disconnection.  If this Agreement terminates for any reason whatsoever, Producer hereby consents and agrees that, in the event Producer does not exercise the Right of First Refusal and the thirty (30) Day period provided for in Section 9.1(b) has lapsed, Gatherer shall be entitled to disconnect, at its sole cost and expense, any wells, leases, pipeline connections or other facilities utilized by Producer that deliver Producer’s Products at the Receipt Points under this Agreement after ten (10) Days prior written notice.  “Disconnect” for the purposes of this Section 17.6 means to remove metering facilities, pipelines and any other interconnection facilities through which Producer’s Products was delivered under this Agreement that are either owned by Gatherer, or owned by the pipeline with which Gatherer contracted for the gathering or transportation services at the Delivery Point(s).  This consent and agreement by Producer in this paragraph applies to both Gatherer and Gatherer’s Affiliates, without distinction, and is intended in all respects to satisfy the laws, rules or regulations of any applicable jurisdiction.

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Section 17.7Governmental Regulations; Change in Regulations.

(a)This Agreement will be subject to all valid applicable state, local and federal laws, orders, directives, rules and regulations of any Governmental Authority having jurisdiction over this Agreement and the gathering and delivery of Producer’s Products under this Agreement.

(b)If the operating (fixed or variable) costs of the Gathering System change as a result of a Change in Law (including any Change in Law with respect to Emissions), Gatherer may charge Producer (and Producer shall pay) an additional fee hereunder to reimburse Gatherer for such increase in costs.  The amount of such fee shall be equal to the sum of the total capital costs of equipment or facilities installed by Gatherer (prorated over the useful life of such equipment and/or facilities and across the total volumes utilizing such equipment and/or facilities), the operating costs incurred in response to such change (including reasonable overhead) and a rate of return equal to Gatherer’s weighted average cost of capital, plus 5%.  Gatherer will submit to Producer a statement setting forth in reasonable detail the basis for and the calculation of such fee.

Section 17.8No Waiver.    No waiver by either Party of any default of the other Party under this Agreement will operate as a waiver of any future default, whether of a like or different character or nature.

Section 17.9Survival

.  The provisions of Section 17.5 will survive any expiration or termination of this Agreement for a period of one (1) year. The respective indemnification obligations of the Parties set forth in this Agreement and the provisions of clause (2) of Section 2.1,  0-(f) and Section 17.4 will survive any expiration or termination of this Agreement.  Any expiration or termination of this Agreement will not relieve Gatherer or Producer of any accrued obligations to pay monies due, if any, to the other Party or any obligations to settle any Imbalances due, if any, to the other Party or a Party receiving Producer’s Products dedicated hereunder, or any other obligations incurred or accrued before any expiration or termination of this Agreement.

Section 17.10Severability; Underlying Agreements; Mitigation.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable because it is contrary to Applicable Law or, if complied with or performed, would result in any breach or other violation of any Dedicated Instrument or otherwise conflicts with any Dedicated Instrument, all other provisions of this Agreement shall nevertheless remain in full force and effect, and the Parties hereby agree to amend this Agreement (and/or enter into other mutually acceptable agreements or arrangements) to the extent necessary to effect the original intent of the Parties and maintain the Parties’ relative economic burdens and benefits, as closely as possible.  Without limiting the foregoing, each Party shall take all reasonable steps, and shall reasonably cooperate with the other Party in good faith, to mitigate damages in respect of any claim under this Agreement for which it or another member of its Group is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.  Further, no Party shall take nor fail to take any action, which action

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or inaction induces, incentivizes or otherwise is reasonably likely to lead a third party to make a claim against a member of the other Party’s Group for which it seeks indemnification under this Agreement.  Additionally, if any provision of this Agreement or the PSA, if complied with or performed, would result (or has resulted) in any breach or other violation (or is being challenged as a breach or other violation) of any Dedicated Instrument, otherwise conflicts (or is being challenged as conflicting) with any Dedicated Instrument, or would otherwise give (or has otherwise given) rise to a claim under this Agreement or the PSA as a result of such a breach or other violation or conflict (or challenge) with respect to any Dedicated Instrument, each Party shall take all reasonable steps, and shall reasonably cooperate with the other Party in good faith, to mitigate damages with respect to such a breach or other violation or conflict (or challenge) and to amend this Agreement and/or the PSA (and/or enter into other mutually acceptable agreements or arrangements) to the extent necessary to effect the original intent of the Parties and maintain the Parties’ relative economic burdens and benefits, as closely as possible.

Section 17.11Integrated Transaction.  Gatherer and Producer intend and agree that this Agreement and all Exhibits hereto and the recorded memorandum required hereby constitute and are a single integrated transaction and such documents contain the entire agreement between the Parties with respect to the subject matter of this single, indivisible contract as of the Effective Date; and there are no prior agreements, understandings, representations, or warranties between the Parties, other than those set forth or referred to in such integrated transaction documents. If a Party becomes the debtor in a case filed under any bankruptcy law at any time prior to the termination of this Agreement, such Party acknowledges and agrees that (i) for the purposes of assumption or rejection as an executory contract pursuant to the provisions of 11 U.S.C. §§101, et seq. (as may be amended from time to time) or other Applicable Law, this Agreement and any amendments hereto must be assumed in their entirety as a single, integrated contract and (ii) any failure by it to perform its obligations under the single, integrated contract will seriously prejudice the rights and interests of the other Party due to, among other factors, the risk of loss of oil, Products and other mineral production, proceeds and interests that would have a material adverse effect on the other Party and the value of its property interests, contractual rights, and business operations.

(Signatures Follow on Next Page)

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

GATHERER:

Catarina Midstream, LLC

By: /s/ Charles C. Ward

Name: Charles C. Ward

Title: Chief Financial Officer

PRODUCER:

SN Catarina, LLC

By: /s/ G. Gleeson Van Riet

Name:G. Gleeson Van Riet

Title:Senior Vice President and
Chief Financial Officer

Signature Page to Firm Gathering and Processing Agreement